Exhibit 2.1

ARRANGEMENT AGREEMENT

BETWEEN

PARAMOUNT GOLD NEVADA CORP.

– AND –

Calico RESOURCES CORP.

MARCH 14, 2016

ARRANGEMENT AGREEMENT DATED the 14th day of March, 2016.

BETWEEN:

PARAMOUNT GOLD NEVADA CORP., a corporation duly organized under the laws of the State of Nevada and having an office at 665 Anderson Street, Winnemucca, Nevada 89445

(hereinafter called “Paramount”)

AND:

CALICO RESOURCES CORP., a company duly organized under the laws of the Province of British Columbia and having an office at #615-800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(hereinafter called “Calico”)

WHEREAS:

A.

Paramount and Calico have each determined that a business combination pursuant to which, among other things, Paramount will acquire all of the issued and outstanding Calico Shares in exchange for the issuance and payment of Paramount Shares by way of an Arrangement under Division 5 of Part 9 of the BCBCA is advisable and in the best interests of their respective shareholders;

B.

The Calico Board has unanimously approved the transactions contemplated by this Agreement and, subject to the terms and conditions contained herein, Calico has agreed to submit for approval (i) the Arrangement Resolution to the Calico Shareholders, voting together as a class, and (ii) the Plan of Arrangement to the Court;

C.

The Paramount Board has unanimously approved the transactions contemplated by this Agreement (including the issuance of the Paramount Shares comprising the Arrangement Consideration) and, subject to the terms and conditions contained herein, Paramount has agreed to submit for approval the Share Issuance Resolution to the Paramount Shareholders, voting together as a class;

D.	The Calico Board has unanimously determined to recommend approval of the Arrangement Resolution to the Calico Shareholders;
E.	The Paramount Board has unanimously determined to recommend approval of the Share Issuance Resolution to the Paramount Shareholders;
F.

Calico Supporting Shareholders representing approximately 37% of the issued and outstanding Calico Shares as of the date hereof have executed and delivered to Paramount, or have agreed to execute and deliver to Paramount, Calico Support Agreements concurrently with the execution of this Agreement; and

G.	Paramount and Calico desire to make certain representations, warranties and covenants in connection with, and to prescribe certain conditions to, the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, Paramount and Calico agree as follows:

1.DEFINITIONS

1.1In this Agreement:

(a)	all capitalized terms which are not otherwise defined in this Agreement shall have the meaning ascribed to them in the Plan of Arrangement;
(b)

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any offer, or public announcement of an intention to make a proposal or offer, from any Person or group of Persons, after the date hereof for: (i) any acquisition or purchase, direct or indirect, of (A) the assets of that Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of a Party and its Subsidiaries, taken as a whole, or (B) 20% or more of any voting or equity securities of that Party or any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole; (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of that Party; or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Party and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of that Party and its Subsidiaries, taken as a whole;

(c)

“Agreement” means this arrangement agreement, together with the Paramount Gold Disclosure Letter and the Calico Disclosure Letter and the schedules attached hereto, as amended, amended and restated or supplemented from time to time;

(d)

“Arrangement” means the arrangement under the provisions of Division 5 of Part 9 of the BCBCA on the terms and conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance therewith, herewith or made at the direction of the Court in the Final Order;

(e)	“Arrangement Consideration” means 0.07 of a Paramount Share for each Calico Share;
(f)	“Arrangement Resolution” means the special resolution of the Calico Shareholders approving the Arrangement, the Plan of Arrangement and this Agreement, substantially in the form set out in Schedule B;
(g)	“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as amended;
(h)

“Benefit Plan” means a pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, program or arrangement, formal or informal, registered, unregistered or supplementary, oral or written, maintained or contributed to, or required to be contributed to, in the case of Paramount, by or on behalf of Paramount or a Subsidiary of Paramount or in respect of which Paramount or a Subsidiary of Paramount has an actual, actuarial or contingent liability and, in the case of Calico, by or on behalf of Calico or a Subsidiary of Calico or in respect of which Calico or a Subsidiary of Calico has an actual, actuarial or contingent liability;
(i)	“Board of Directors” means the Calico Board, in the case of Calico, and the Paramount Board, in the case of Paramount;
(j)	“Business Day” means a day that is not a Saturday, Sunday or civic or statutory holiday in Vancouver, British Columbia or Winnemucca, Nevada;
(k)	“Calico” means Calico Resources Corp., a corporation existing under the BCBCA;
(l)	“Calico Board” means the board of directors of Calico, as constituted from time-to-time;
(m)	“Calico Change in Recommendation” has the meaning ascribed thereto in Section 6.5(b)(iv)(A);
(n)	“Calico Circular” means the information circular to be sent to the Calico Shareholders in connection with the Calico Meeting;
(o)

“Calico Disclosure Letter” means the letter dated of even date herewith and delivered by Calico to Paramount in the form accepted by and initialed on behalf of Paramount with respect to certain matters in this Agreement;

(p)

“Calico Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Calico and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (i) a change in the market price of the Calico Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (ii) any changes affecting the global gold mining industry generally; (iii) any change in the market prices of gold; (iv) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (v) any change in IFRS occurring after the date hereof; (vi) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (vii) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (viii) any natural disaster; provided, however, that with respect to clauses (ii) to (viii), such changes do not relate primarily to Calico and its Subsidiaries, taken as a whole, or does not have a disproportionate effect on Calico and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the gold exploration industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Calico Material Adverse Effect” has occurred;

(q)

“Calico Meeting” means the special meeting, including any adjournments or postponements thereof, of the Calico Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution;

(r)	“Calico Options” means options to purchase Calico Shares granted under Calico’s stock option plan;
(s)	“Calico Properties” means those mineral properties described in the Calico Disclosure Letter and any one of such mineral properties is referred to as a “Calico Property”;
(t)	“Calico Proposed Agreement” has the meaning ascribed thereto in Section 7.1(e);

(u)	“Calico Public Record” has the meaning ascribed thereto in Section 3.2(l);
(v)	“Calico Securities” means the Calico Options, Calico Shares and other securities convertible into Calico Shares;
(w)

“Calico Shareholder Approval” means the requisite approval for the Arrangement Resolution, being 66⅔% of the votes cast on the Arrangement Resolution by the Calico Shareholders voting as a single class, present in person or by proxy at the Calico Meeting;

(x)	“Calico Shareholders” means, at any time, the holders of Calico Shares;
(y)	“Calico Shares” means the common shares without par value in the capital of Calico;
(z)	“Calico Subsidiary” or “Calico Subsidiaries” means, collectively, the direct and indirect subsidiaries of Calico, which is limited to Calico Resources USA Corp.;
(aa)	“Calico Support Agreements” means the voting and support agreements dated the date hereof and made between Paramount and the Supporting Calico Shareholders;
(bb)	“Calico Termination Fee Event” has the meaning ascribed thereto in Section 6.10;
(cc)	“Canadian Securities Administrators” means, collectively, the securities regulators in each of the provinces of Canada;
(dd)

“Canadian Securities Legislation” means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date;

(ee)	“Closing” has the meaning ascribed thereto in Section 6.4;
(ff)	“Closing Date” has the meaning ascribed thereto in Section 6.4;
(gg)	“Code” means the United States Internal Revenue Code of 1986, as amended;
(hh)	“Confidentiality Agreement” means that certain confidentiality agreement dated June 26, 2015, entered into between Paramount and Calico;
(ii)	“Court” means the Supreme Court of British Columbia;
(jj)	“Dissent” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;
(kk)	“DOGAMI” means the State of Oregon – Department of Geology and Mineral Industries;
(ll)	“Effective Date” has the meaning thereto ascribed in the Plan of Arrangement;
(mm)

“Effective Time” means the beginning of the day, which will be designated as 12:01 a.m. (Vancouver Time) on the Effective Date, or such other time on the Effective Date as may be agreed to in writing by the Parties;

(nn)	“Exchanges” means the TSXV and the NYSE MKT;
(oo)	“Fee” has the meaning ascribed thereto in Section 6.7(a);

(pp)	“Final Order” means the final order to be made by the Court approving the Arrangement as provided for in Section 2.2;
(qq)	“Force the Vote Notice” has the meaning ascribed thereto in Section 7.1(g);
(rr)

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(ss)	“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
(tt)	“IFRS” means International Financial Reporting Standards;
(uu)	“Interim Financing” means the debt financing of up to US$800,000 to be provided by Paramount to Calico;
(vv)	“Interim Order” has the meaning ascribed thereto in Section 2.2;
(ww)

“Law” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or regulatory authority (including the SEC, NYSE MKT and TSXV), and the term “applicable” with respect to such Law and in the context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(xx)

“Lien” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained title of a conditional vendor, and any easement, servitude, right of way or other encumbrance on title to real or immovable property or personal or movable property;

(yy)	“Match Period” has the meaning ascribed thereto in Section 7.1(e)(iv);
(zz)	“material change” has the meaning ascribed to such term in the Securities Act (British Columbia) in the case of Calico and the U.S. Securities Law, in the case of Paramount;
(aaa)	“material fact” has the meaning ascribed to such term in the Securities Act (British Columbia) in the case of Calico and the U.S. Securities Law, in the case of Paramount;
(bbb)	“misrepresentation” has the meaning ascribed to such term in the Securities Act (British Columbia) in the case of Calico and the U.S. Securities Law, in the case of Paramount;
(ccc)	“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;
(ddd)	“NPI” means net profits interest;
(eee)	“NYSE MKT” means NYSE MKT LLC;
(fff)	“Owned Real Property” means, with respect to a Party, the real property owned by the Party or its Subsidiaries that is material to the conduct of the business of the Party or its subsidiaries;

(ggg)	“Paramount” means Paramount Gold Nevada Corp., a corporation existing under the laws of the State of Nevada;
(hhh)	“Paramount Board” means the board of directors of Paramount, as constituted from time-to-time;
(iii)	“Paramount Change in Recommendation” has the meaning ascribed thereto in Section 6.5(b)(iii)(A);
(jjj)

“Paramount Disclosure Letter” means the letter dated of even date herewith and delivered by Paramount to Calico in the form accepted by and initialed on behalf of Calico with respect to certain matters in this Agreement;

(kkk)

“Paramount Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Paramount and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (i) a change in the market price of the Paramount Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (ii) any changes affecting the global gold mining industry generally; (iii) any change in the market prices of gold; (iv) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (v) any change in U.S. GAAP occurring after the date hereof; (vi) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (vii) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (viii) any natural disaster; provided, however, that with respect to clauses (ii) to (viii), such changes do not relate primarily to Paramount and its Subsidiaries, taken as a whole, or does not have a disproportionate effect on Paramount and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the gold exploration industry; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Paramount Material Adverse Effect” has occurred;

(lll)

“Paramount Meeting” means the special meeting, including any adjournments or postponements thereof, of the Paramount Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Share Issuance Resolution;

(mmm)	“Paramount Properties” means those mineral properties listed in Schedule D hereto and any one of the listed mineral properties is referred to as a “Paramount Property”;
(nnn)

“Paramount Proxy Statement” means the proxy statement to be filed by Paramount under cover of Schedule 14A under the U.S. Exchange Act with the SEC and sent to Paramount Shareholders in connection with the Paramount Meeting;

(ooo)	“Paramount Public Record” has the meaning ascribed thereto in Section 3.1(m);
(ppp)	“Paramount Securities” means the Paramount Shares and other securities convertible into Paramount Shares;
(qqq)

“Paramount Shareholder Approval” means the requisite approval for the Share Issuance Resolution, being a majority of the votes cast on the Share Issuance Resolution by holders of Paramount Shares present in person or represented by proxy at the Paramount Meeting;

(rrr)	“Paramount Shareholders” means, at any time, the holders of Paramount Shares;
(sss)	“Paramount Shares” means the shares of common stock with par value of US$0.01;
(ttt)

“Paramount Subsidiaries” means, collectively, the direct and indirect subsidiaries of Paramount, which are (i) New Sleeper Gold LLC, and (ii) Sleeper Mining Company, LLC, and “Paramount Subsidiary” means any one of them;

(uuu)	“Paramount Termination Fee Event” has the meaning ascribed thereto in Section 6.8;
(vvv)	“Parties” means Paramount and Calico, together, and “Party” means either Paramount or Calico, as the case may be;
(www)	“Permitted Liens” means, with respect to a Party and its Subsidiaries:
(i)

conflicts and overlaps of unpatented mining claims on fee lands; conflicting unpatented mining claims for which no maps were filed as required by law; the possibility that the boundaries of unpatented mining claims may not be marked on the ground; the possibility that unpatented mining claims may not have been located on open public lands; determinations whether unpatented mining claims should be located in the form of lodes or placers; rights granted to third parties by governmental entities or by statute to use the surface of lands covered by unpatented mining claims; and rights that would have been shown by a careful physical inspection or by an accurate survey of unpatented mining claims;

(ii)	any rights-of-way or other rights granted by Governmental Entities;
(iii)	rights vested in or exercisable by indigenous peoples including such rights arising out of the designation of lands in the U.S. as Indian Country;
(iv)

inchoate or statutory liens for Taxes not at the time overdue, and inchoate or statutory liens for overdue Taxes the validity of which the Party or its Subsidiaries owing such Taxes is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes and for which the Party or its Subsidiaries has made adequate reserves or provisions in its books in accordance with IFRS or U.S. GAAP, as applicable;

(v)

statutory liens incurred or deposits made in the ordinary course of the business of the Party and its Subsidiaries in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due;

(vi)	security given by the Party or any of its Subsidiaries to a public utility or any Governmental Entity when required in the ordinary course of business of the Party and its subsidiaries;
(vii)

undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the business of the Party and its Subsidiaries, a claim for which has not been filed or registered pursuant to law or of which notice in writing has not been given to the Party or its Subsidiaries;

(viii)	any reservations or exceptions contained in the original grants from the government, as applicable, and the paramount title of the government to lands covered by unpatented mining claims;

(ix)

easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof and that they do not in the aggregate materially detract from the value of the Owned Real Property and will not materially and adversely affect the ability of the Party and its subsidiaries to carry on their business as it has been carried on in the past; and

(x)

zoning by laws, ordinances or other restrictions as to the use of real property, and agreements with other Persons registered against title to the Owned Real Property, provided that they do not in the aggregate materially detract from the value of the Owned Real Property and will not materially and adversely affect the ability of the Party and its subsidiaries to carry on their business as it has been carried on in the past;

(xxx)

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(yyy)

“Plan of Arrangement” means a plan of arrangement substantially in the form and content of Schedule A attached hereto and any amendment or variation thereto made in accordance with the Plan of Arrangement or Article 6 of this Agreement;

(zzz)

“Real Property Leases” means with respect to a Party the leases, subleases,  easements and other agreements under which the Party or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is material to the conduct of the business of the Party or its subsidiaries;

(aaaa)	“Registrar” means the Registrar of Companies appointed pursuant to the BCBCA;
(bbbb)	“Seabridge” means Seabridge Gold Inc.;
(cccc)	“Seabridge Put” means the right of Seabridge to exercise the NPI in advance for $10 Million;
(dddd)	“SEC” means the United States Securities and Exchange Commission;
(eeee)	“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.3;
(ffff)	“Securities Administrators” means, collectively, the Canadian Securities Administrators and the U.S. Securities Administrators;
(gggg)

“Securities Legislation” means the Canadian Securities Legislation, U.S. Securities Law and the published instruments and rules of any Governmental Entity administering those statutes, as well as the rules, regulations, by laws and policies of all applicable Securities Administrators, the TSXV and NYSE MKT;

(hhhh)

“Share Issuance Resolution” means the ordinary resolution of the Paramount Shareholders authorizing and approving the issuance of Paramount Shares pursuant to the Arrangement, substantially in the form set out in Schedule C;

(iiii)

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;
(jjjj)

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (provided that references in the definition thereof to “20%” shall be deemed to be references to “100%”) made by a third party to a Party or its shareholders in writing after the date hereof:  (i) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (ii) that is not subject to any financing condition beyond what would be permitted by Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids in respect of a formal take-over bid (whether or not such transaction is a formal take-over bid); (iii) which is not subject to a due diligence and/or access condition; (iv) that did not result from a breach of Article 7, by the receiving Party or its representatives; (v) is made available to all Calico Shareholders or Paramount Shareholders, as the case may be, on the same terms and conditions; (vi) in respect of which the board of directors of such Party determines in good faith (after receipt of advice from its outside legal counsel and financial advisors) that (A) failure to recommend such Acquisition Proposal to its shareholders would be inconsistent with its fiduciary duties, and (B) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favorable to its shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Paramount pursuant to Subsection 7.1(f));

(kkkk)	“Supporting Calico Shareholders” means the Persons who are party to the Calico Support Agreements, as specified in the Calico Disclosure Letter;
(llll)

“Tax Act” means the Income Tax Act (Canada) R.S.C. 1985, c. 1 (5th Supplement), and the regulations promulgated thereunder, as now in effect and as it may be amended from time to time prior to the Effective Date;

(mmmm)

“Taxes” includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and Canada and other government pension plan premiums or contributions and all withholdings on amounts paid to or by the relevant Person, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of applicable Laws;

(nnnn)

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by applicable Laws in respect of Taxes;

(oooo)	“Third Party” means any person other than the Parties hereto and their affiliates;
(pppp)	“TSXV” means the TSX Venture Exchange;
(qqqq)	“U.S. Exchange Act” means Securities Exchange Act of 1934, as amended, of the United States;

(rrrr)

“U.S. GAAP” means accounting principles generally accepted in the United States of America from time to time and which meet the standards established by the Public Company Accounting Oversight Board (United States);

(ssss)	“U.S. Securities Act” has the meaning ascribed thereto in Section 2.3;
(tttt)	“U.S. Securities Administrators” means, collectively, the SEC and any state securities commission or similar regulatory authority of any state of the United States; and
(uuuu)

“U.S. Securities Law” means all applicable securities legislation in the United States, including without limitation, the U.S. Securities Act and the U.S. Exchange Act, and the rules and regulations promulgated thereunder, including judicial and administrative interpretations thereof, and the securities laws of the states of the United States.

1.2Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article”, “Section” or “Schedule” followed by a number and/or a letter refer to the specified Article or Section of or Schedule to this Agreement. The terms “this Agreement” and, unless otherwise specified, the terms “hereof”, “herein” and “hereunder” and similar expressions, refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof.

1.3Number and Gender

In this Agreement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

1.4Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5Subsidiaries

Notwithstanding any other provision hereof, to the extent any covenants contained herein relate, directly or indirectly, to a Subsidiary of either Paramount or Calico, each such provision will be construed as a covenant by Paramount or Calico, as the case may be, to cause (to the fullest extent to which it is legally capable) that Subsidiary to perform the required action.

1.6Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada. References to “US$” are reference to the lawful currency of the United States of America.

1.7Knowledge

Where the phrases “to the knowledge of Calico” or “to Calico’s knowledge” or “to the knowledge of Paramount” or “to Paramount’s knowledge” are used in respect of Calico or the Calico Subsidiaries, or Paramount or the Paramount Subsidiaries, as the case may be, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (a) in the case of Calico and of the Calico Subsidiaries, the collective actual knowledge of those officers of Calico set forth in the Calico Disclosure Letter and includes the fact that nothing has come to the attention of Calico to the contrary; and (b) in the case of Paramount and of the Paramount Subsidiaries, the collective actual knowledge of those officers of Paramount set forth in the Paramount Disclosure Letter and includes the fact that nothing has come to the attention of Paramount to the contrary.

1.8Statutory References

Except as expressly stated otherwise, any reference in this Agreement to a statute includes all rules and regulations made thereunder, all amendments to that statute or the rules and regulations made thereunder in force from time to time, and any statute or rule or regulation that supplements or supersedes that statute or the rules or regulations made thereunder.

1.9Entire Agreement

This Agreement and the other agreements and documents referred to herein, constitute the entire agreement between the Parties pertaining to the terms of the Arrangement and ancillary arrangements and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the terms of the Arrangement and such arrangements.

1.10Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement:

(a)

in respect of Paramount and its Subsidiaries shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made hereunder in respect of Paramount shall be made in a manner consistent with U.S. GAAP as historically applied by Paramount; and

(b)

in respect of Calico and its Subsidiaries shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder in respect of Calico shall be made in a manner consistent with IFRS as historically applied by Calico.

1.11Schedules

The following Schedules are annexed to this Agreement, and are hereby incorporated by reference to this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement
Schedule B	-	Arrangement Resolution
Schedule C	-	Share Issuance Resolution
Schedule D	-	Paramount Properties

2.ARRANGEMENT

2.1The Arrangement

The Parties agree to carry out the Arrangement in accordance with and subject to the terms and conditions set out in this Agreement and in the Plan of Arrangement.

2.2Court Proceedings

Calico shall, as soon as reasonably practicable, apply to the Court pursuant to Section 288 of the BCBCA for the interim order of the Court (the “Interim Order”) providing for, among other things, the calling and holding of the Calico Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement, and for the form of approval by Calico Shareholders of the Arrangement. If the approval of the Arrangement as set forth in the

Interim Order is obtained, Calico shall take the necessary steps to submit the Arrangement to the Court and apply for the final order (the “Final Order”) in such fashion as the Court may direct and, as soon as practicable thereafter.

2.3The Parties agree that the Arrangement will be carried out with the intention that all Paramount Shares will be issued in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”). In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;
(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;
(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Calico Shareholders subject to the Arrangement;
(d)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Calico Shareholders;
(e)

Calico will ensure that each Calico Shareholder entitled to receive Paramount Shares on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)

the Calico Shareholders will be advised that the Paramount Shares issued in the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and may be subject to restrictions on resale under the applicable Securities Legislation of the United States, including, as applicable, Rule 144 under the U.S. Securities Act with respect to affiliates of Paramount and Calico;

(g)

the Interim Order approving the Calico Meeting will specify that each Calico Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as the Calico Shareholder enters an appearance within a reasonable time; and

(h)	the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the exchange of Calico Shares for securities of Paramount by Calico Shareholders, pursuant to the Plan of Arrangement.”

3.REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of Paramount

As at the date of this Agreement and as at the Closing Date, Paramount represents and warrants to Calico, and acknowledges that Calico is relying thereon, that, except as set forth in the Paramount Disclosure Letter:

(a)

Paramount’s only subsidiaries are the Paramount Subsidiaries, each of which is directly or indirectly 100% owned by Paramount, and Paramount does not at present own shares in and is not a party to any agreement of any nature to acquire any shares in any other corporation or entity which is material to its business and operations, other than pursuant to this Agreement and is not a party to any agreement to acquire or lease any other business operations;
(b)

each of Paramount and the Paramount Subsidiaries is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, amalgamation or continuation, as applicable, and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification would not in the aggregate have a Paramount Material Adverse Effect);

(c)	Paramount has the corporate power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to carry out its obligations hereunder;
(d)	as of the date hereof:
(i)

the authorized capital of Paramount consists of 50,000,000 Paramount Shares with par value of US$0.01, of which a total of 8,518,791 Paramount Shares were issued and outstanding as of the date hereof; and

(ii)

other than as set forth in the Paramount Disclosure Letter, Paramount has no other Paramount Securities issued or outstanding which entitle the holder to purchase any other Paramount Securities up to the Effective Date of the Arrangement;

(e)

the Paramount Shares issuable pursuant to the Arrangement will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable shares of common stock of Paramount and will form part of a class of shares of common stock that is listed and posted for trading on NYSE MKT;

(f)

neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with, result in a breach or default of, accelerate the performance required by any agreement to which Paramount or any of the Paramount Subsidiaries is a party or create a state of facts, which after notice or lapse of time or both, will result in a breach by Paramount or any of the Paramount Subsidiaries of (i) any Law applicable to Paramount or the Paramount Subsidiaries, subject to obtaining necessary shareholder and regulatory approvals; (ii) the formation documents, articles or resolutions of the directors or shareholders of Paramount or any of the Paramount Subsidiaries which are in effect at the date hereof, subject to obtaining any necessary shareholder and regulatory approvals; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which Paramount or the Paramount Subsidiaries is a party, except as such would not result in a Paramount Material Adverse Effect; or (iv) any judgment, decree or order binding Paramount or the Paramount Subsidiaries or the property or assets of Paramount or the Paramount Subsidiaries;

(g)

there are no agreements, covenants, undertakings or other commitments of Paramount or any of the Paramount Subsidiaries, including partnerships or joint ventures of which Paramount or any of the Paramount Subsidiaries is a partner or member, under which the consummation of the Arrangement would:

(i)

have the effect of imposing restrictions or obligations on Paramount or any of the Paramount Subsidiaries materially greater than those imposed upon Paramount or any of the Paramount Subsidiaries or any such partnership or joint venture at the date hereof; or

(ii)

give a third party a right to terminate any material agreement to which Paramount or any of the Paramount Subsidiaries or any such partnership or joint venture is a party or to purchase any of their respective assets; or

(iii)

impose material restrictions on the ability of Paramount or any of the Paramount Subsidiaries to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status; or

(iv)

impose material restrictions on the ability of Paramount or any of the Paramount Subsidiaries to pay any dividends or make other distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor;

(h)

there are no actions, suits or proceedings, pending or, to the knowledge of Paramount, threatened against or affecting Paramount or any Paramount Subsidiary, or any of its principals, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and Paramount is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success against Paramount or any Paramount Subsidiary, except where such would not result in a Paramount Material Adverse Effect;

(i)

Paramount has no reporting requirements under any jurisdiction other than the United States of America and the Province of Ontario, and is not on a list of defaulting issuers maintained by the SEC or the Ontario Securities Commission, and no regulatory authority having jurisdiction has issued any order preventing or suspending trading in any securities of Paramount which is currently outstanding;

(j)

this Agreement has been duly authorized, executed and delivered by Paramount and constitutes a legal, valid and binding obligation, enforceable against Paramount in accordance with its terms subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and to general principles of equity;

(k)

the latest audited financial statements of Paramount for the fiscal years ended June 30, 2015 and 2014 (which, for greater certainty, are to be disclosed in the Paramount Proxy Statement and Calico Circular) are true and correct in every material respect, have been prepared in accordance with U.S. GAAP and fairly reflect the consolidated financial position of Paramount as at the date of such financial statements and the results of its operations for the period then ended;

(l)

the unaudited financial statements of Paramount for the interim period ended December 31, 2015 to be disclosed in the Paramount Proxy Statement and Calico Circular are true and correct in all material respects, have been prepared in accordance with U.S. GAAP and fairly reflect the consolidated financial position of Paramount as at the date of such financial statements and the results of its operations for the period then ended;

(m)

Paramount has filed with all applicable Securities Administrators and the NYSE MKT (including exchanges and markets) all material information and documents required to be filed with such authorities under the requirements of applicable Securities Legislation and rules of the NYSE MKT (the “Paramount Public Record”) and the statements set forth in the Paramount Public Record are true, correct and complete and do not contain any misrepresentation as of the dates on which they were made under the circumstances in which they were made and Paramount has not made any confidential filings which currently remain confidential;

(n)

except as disclosed in the Paramount Disclosure Letter, the Paramount Shares are listed on NYSE MKT and Paramount is in compliance with all rules, regulations and policies of the NYSE MKT in all material respects;

(o)

Paramount is not in default in any material respect of any requirement of any applicable Laws or Governmental Authority having jurisdiction over any securities of Paramount, except where such would not result in a Paramount Material Adverse Effect;

(p)

there are no known or anticipated material liabilities of Paramount or any of the Paramount Subsidiaries of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Paramount is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in Section 3.1(k) or Section 3.1(l), or the Paramount Disclosure Letter;

(q)

the corporate records and minute books of Paramount and the Paramount Subsidiaries as required to be maintained by them under the Laws of their respective jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors, any committees of the board of directors and shareholders held and all resolutions consented to in writing;

(r)

each of Paramount and the Paramount Subsidiaries owns good and marketable title to its property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a Paramount Material Adverse Effect on the property or assets of Paramount or the Paramount Subsidiaries except as disclosed in the Paramount Disclosure Letter; and all agreements by which Paramount and the Paramount Subsidiaries hold an interest in a property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable Laws of the jurisdictions in which they are situated and all filings and work commitments required to maintain the properties are in good standing, have been properly recorded and filed in a timely manner with the appropriate regulatory body and there are no mortgages, charges, encumbrances or any other interests in or on such properties other than as described in the Paramount Public Record;

(s)

Paramount and each Paramount Subsidiary has duly filed on a timely basis all Tax Returns required to be filed by it and has paid or withheld all Taxes which are due and payable or required to be withheld or remitted, and has paid all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, by any of them; there are no actions, suits, proceedings, investigations, audits, examinations or claims commenced or to the knowledge of Paramount, threatened or contemplated against any of them in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity;

(t)	there are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to Paramount;
(u)	no Tax liens have been filed against Paramount, except for Taxes not yet due;
(v)	no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Paramount by any Governmental Entity;
(w)

no claim has been made in writing within the last three years by any Governmental Entity in a jurisdiction in which Paramount does not file Tax Returns that Paramount is or may be subject to taxation by that jurisdiction;

(x)	Paramount is not and has not been a member of any “affiliated group” within the meaning of Code Section 1504(a) or any similar group under a similar provision of state, local or non-U.S. law;

(y)

Paramount will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, or (vi) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law);

(z)	Paramount has never engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law;
(aa)

Paramount has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(bb)

Paramount (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States federal income Tax purposes, (ii) has not made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is not or has never been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not or has never been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(cc)

Paramount does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, provincial, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any material Taxes of any Person;

(dd)	Paramount is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement;
(ee)

Paramount has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Paramount been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;

(ff)	Paramount will not incur any Tax as a result of or with respect to the Plan of Arrangement;
(gg)

on the Effective Date, Paramount shall not have any Tax obligations or liabilities except for: (A) those Tax obligations or liabilities incurred in the ordinary course of its business that are not yet due and payable; and (B) Tax obligations for which adequate reserves have been established on Paramount’s books and records;

(hh)	Paramount is a “United States real property holding corporation” as defined under Section 897(c)(2) of the Code;
(ii)

Paramount and each Paramount Subsidiary is in compliance in all respects with each license and permit held by it and is not in any respect in violation of, or default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, Environmental

Laws) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except in all cases above where such would not result in a Paramount Material Adverse Effect;

(jj)

except where such would not result in a Paramount Material Adverse Effect, each of Paramount and the Paramount Subsidiaries: (i) is in compliance with any and all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; (iii) is in compliance with all terms and conditions of each such permit, license or approval; (iv) confirms that there have been no past, and, to the knowledge of Paramount, there are no pending or threatened claims, complaints, notices or requests for information received by Paramount or any of the Paramount Subsidiaries with respect to any alleged material violation of any Environmental Law; and (v) confirms that no conditions exist at, on or under any property now or previously owned, leased or occupied by Paramount or the Paramount Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law;

(kk)

except where such would not result in a Paramount Material Adverse Effect, neither Paramount nor any of the Paramount Subsidiaries, nor to Paramount’s knowledge, any other person, has ever caused or permitted hazardous or toxic waste to be placed, held, located or disposed of on, under or at any lands or premises owned, leased or occupied by Paramount or any of the Paramount Subsidiaries other than in compliance with applicable Environmental Laws and no notice has been received by Paramount of any action or potential liability in respect thereof and, to the knowledge of Paramount, no civil, criminal or enforcement actions or complaints in respect thereof are threatened, pending or have been commenced against Paramount or the Paramount Subsidiaries;

(ll)

there are no environmental audits, evaluations, assessments, studies or tests that were commissioned by Paramount respecting the business, operations, properties or facilities of Paramount or the Paramount Subsidiaries except for environmental audits, evaluations, assessments, studies or tests incurred in the ordinary course of the business of Paramount and the Paramount Subsidiaries;

(mm)

Paramount has filed with the applicable Securities Administrators all technical reports required to be filed under applicable Laws in respect of each property material to Paramount and all public disclosure made by Paramount regarding the Paramount Properties complies in all material respects with the requirements of applicable Laws;

(nn)

there is no agreement, judgment, injunction, order or decree binding upon Paramount or any of the Paramount Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Paramount or the Paramount Subsidiaries, any acquisition of property by Paramount or the Paramount Subsidiaries or the conduct of business by Paramount or the Paramount Subsidiaries as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Paramount Material Adverse Effect;

(oo)	the Paramount Board has:
(i)	determined unanimously that, as of the date of this Agreement, the Arrangement is fair to the Paramount Shareholders and is in the best interests of Paramount;
(ii)

received an opinion, or is entitled to rely upon an opinion, from ROTH Capital Partners, that as of the date of this Agreement, the Arrangement Consideration to be paid under the Arrangement is fair, from a financial point of view, to Paramount and the Paramount Shareholders; and

(iii)	determined unanimously, as of the date of this Agreement, to recommend that the Paramount Shareholders vote in favor of the Share Issuance Resolution;
(pp)

Paramount does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the balance sheet of Paramount as of June 30, 2015 (or disclosed in the notes thereto); or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2015, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Paramount (other than those disclosed on the Paramount balance sheet and/or the notes to the Paramount financial statements), which have, or would reasonably be expected to have, a Paramount Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Paramount Material Adverse Effect. Without limiting the foregoing, the Paramount balance sheet reflects reasonable reserves in accordance with U.S. GAAP for contingent liabilities of Paramount;

(qq)

the books, records and accounts of Paramount in all material respects, (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, except as otherwise disclosed in Paramount Disclosure Letter), (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Paramount, and (iii) accurately and fairly reflect the basis for the Paramount financial statements described in Subsection 3.1(k) and Subsection 3.1(l);

(rr)	except for:
(i)	the transactions contemplated hereby, or
(ii)

any change, condition, event or circumstance disclosed in the Paramount Disclosure Letter, Paramount has not been subject to any Paramount Material Adverse Change since December 31, 2015, and since such date, there has not been any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business, assets, rights or capacity of Paramount or the Paramount Subsidiaries to conduct its respective business, such business having been conducted in the ordinary course;

(ss)

all material contracts and agreements of Paramount and any of the Paramount Subsidiaries have been disclosed in the Paramount Disclosure Letter, and true and correct copies of each (or in the case of oral contracts, summaries of the material terms thereof) have been provided to Calico. Paramount and the Paramount Subsidiaries are in compliance in all material respects with all material contracts, agreements, indentures, leases, policies, instruments and licences in connection with the conduct of their respective businesses and all such material contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms (subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought) and in full force and effect, and no breach or default by Paramount or the Paramount Subsidiaries or event which, with notice or lapse of time or both, could constitute a material breach or material default by Paramount or any of the Paramount Subsidiaries, exists with respect thereto;

(tt)

Paramount maintains policies of insurance in force as at the date hereof that adequately cover all those risks reasonably and prudently foreseeable in the current operation and conduct of its business which, having regard to the nature of such risk and the relative costs of obtaining insurance, it is reasonable to seek rather than to provide for self-insurance, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default in any material respect, except where the failure to obtain such insurance coverage would not reasonably be expected to have a Paramount Material Adverse Effect;

(uu)	Benefit Plans:
(i)	Paramount has provided directly to Calico copies of all Benefit Plans of Paramount;
(ii)

Paramount has complied, in all material respects, with all of the terms of the Paramount Benefit Plans, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to such Benefit Plans, whether written or oral, which are maintained by or binding upon Paramount. All such Benefit Plans have been administered in accordance with the documents governing the Benefit Plans and all reports and filings with Governmental Entities required in connection with each Benefit Plan have been timely made; and

(iii)

all Benefit Plans of Paramount are fully funded and in good standing with such Governmental Entities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Paramount from any such Governmental Entities. No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in, or could reasonably be expected to result in, any Benefit Plan of Paramount, being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority;

(vv)	Employment Matters:
(i)	none of Paramount or any of the Paramount Subsidiaries:
(A)

is a party to any collective bargaining agreement or letter of understanding, letter of intent or other written communication with any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent which may qualify as a trade union, which would apply to any employees of Paramount, nor has any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent applied or threatened to apply for certification as bargaining agent for the employees of Paramount, nor is there a threatened or apparent union-organizing campaign for employees not covered under a collective bargaining agreement; or

(B)	subject to any current, pending or threatened strike or lockout;
(ii)

Paramount and each Paramount Subsidiary has been and is being operated in compliance in all material respects with all applicable Laws relating to employees including, but not limited to, employment and labor standards, labor risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, pay practices, workers’ compensation, equal employment opportunity, human rights and labor relations and there are no current, pending or, to Paramount’s knowledge, threatened, complaints, charges, orders and its investigations, prosecutions, litigation, proceedings or claims against Paramount before any federal, state, municipal or other Governmental Entity, commission, board, bureau, agency or arbitrator, arbitration tribunal or instrumentality, whether domestic or foreign based on, arising out of, in connection with, or otherwise relating to unfair labor practices, the employment application for employment of or termination of employment of any individual by Paramount respecting employment or labor standards, including but not limited to applicable employment equity, pay equity, labor relations, workers’ compensation or workplace safety and insurance, occupational health and safety, privacy, wrongful dismissal or human rights Laws;

(iii)

there are no material notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment or any other communications related thereto which Paramount has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the business is carried on which are unpaid on the date hereof or which will be unpaid at the Effective Date and there are no facts or circumstances which may result in a material increase in liability from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Effective Date. The accident cost experience of Paramount is such that there are no such material pending or possible assessments and there are no claims or potential claims which may materially affect the accident cost experience of Paramount; and

(iv)

to the knowledge of Paramount, without investigation, no employee of Paramount is bound by any non-compete agreement or other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Paramount;

(ww)	Paramount Properties:
(i)

those mineral properties listed in Schedule D hereto comprise all of the natural or mineral resource or exploration properties of Paramount and the Paramount Subsidiaries, and for greater certainty includes any mines or development projects in which Paramount or any Paramount Subsidiary has an interest;

(ii)

the disclosure made in the Paramount Public Record (including without limitation technical reports) concerning the Paramount Properties is complete and accurate in all material respects and all known facts of a scientific or technical nature are fully and accurately disclosed in Paramount’s most recent public technical report related to such Paramount Properties, and nothing has come to the attention of Paramount to indicate that any of the foregoing statements are or may be inaccurate in any material respect;

(iii)

Paramount has provided to Calico all material information regarding all Paramount Properties owned, leased, or otherwise held by Paramount or any Paramount Subsidiary, and all such information as made available to Calico is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading;

(iv)

except as disclosed in the Paramount Disclosure Letter, any and all of the agreements and other documents and instruments pursuant to which Paramount or any of the Paramount Subsidiaries hold the Paramount Properties and/or their interests and rights in a Paramount Property (including any interest in, or right to earn an interest in, any of the Paramount Properties) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof and neither Paramount nor any of the Paramount Subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged. All leases, licences and claims pursuant to which Paramount or any of the Paramount Subsidiaries hold the Paramount Properties and/or their interests and rights therein are in good standing in all material respects and neither Paramount nor any of the

Paramount Subsidiaries are in default of any of the material provisions of any such leases, licences and claims nor, to the knowledge of Paramount, has any such default been alleged;
(v)	other than as disclosed in the Paramount Disclosure Letter:
(A)

all interests and rights in the Paramount Properties are (i) owned or held by Paramount or the Paramount Subsidiaries as owner thereof with good and marketable title, (ii) in good standing, valid, subsisting and enforceable under the applicable Laws of the jurisdictions in which the Paramount Properties are located, (iii) sufficient to permit Paramount or any of the Paramount Subsidiaries to carry on the business currently carried on by them with respect to the Paramount Properties, and (iv) free and clear of any title defects or Liens, other than Permitted Liens;

(B)	none of the Paramount Properties or any mineral rights therein is subject to any option, pre-emption right, right of first refusal or purchase, or acquisition right;
(C)	no royalty or other payment is payable in respect of any of the Paramount Properties and all work required to be performed in connection therewith has been performed;
(D)

there are no restrictions on the ability of Paramount or its Subsidiaries to use, transfer or otherwise exploit any of their interests and rights in the Paramount Properties, and Paramount does not know of any claim or basis for any claim that may adversely affect such rights or interests;

(E)

Paramount has no knowledge of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit their interests and rights in the Paramount Properties; and

(F)	the Paramount Properties are not subject to the withdrawal of mineral claim rights as part of the sage grouse analysis or any other government proposition or decision;
(vi)

Paramount or the Paramount Subsidiaries have all surface rights, access rights and other property rights and interests relating to the Paramount Properties necessary to permit Paramount or the Paramount Subsidiaries to carry on the business currently carried on by them with respect to the Paramount Properties, and no other property rights are necessary for the conduct of the business of Paramount or the Paramount Subsidiaries;

(xx)	Real Property:
(i)

Paramount has provided to Calico all material information regarding all Owned Real Property of Paramount and the Paramount Subsidiaries and all such information as made available to Calico is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading. Each of Paramount or the Paramount Subsidiaries has good and marketable title to all of its Owned Real Property, free and clear of all Liens, other than Permitted Liens;

(ii)	Paramount and the Paramount Subsidiaries have no Real Property Leases;
(iii)

all real and tangible personal property of Paramount and the Paramount Subsidiaries necessary for the conduct of the business currently carried on by Paramount and the Paramount Subsidiaries is in good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition does not, and could not be reasonably expected to have, a Paramount Material Adverse Effect;

(yy)

Paramount has not entered into any agreement that would entitle any Person to any valid claim against Paramount for a broker’s commission, finder’s fee, expense reimbursement or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement;

(zz)

there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Paramount, threatened against Paramount or any of the Paramount Subsidiaries before any Governmental Entity;

(aaa)

there are reasonable grounds for believing that (i) Paramount is able to pay its liabilities as they become due, (ii) the realizable value of the assets of Paramount are not less than the aggregate of the liabilities thereof and the stated capital of all classes of shares thereof, and (iii) no creditor of Paramount or any Paramount Subsidiary will be prejudiced by the Arrangement;

(bbb)	no shareholder rights plan is in force in respect of Paramount;
(ccc)

the auditors of Paramount are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of Paramount;

(ddd)

none of Paramount or any of the Paramount Subsidiaries own or license any patents, patent rights, trademarks, trade names, service marks, copyrights, know how or other proprietary intellectual property rights that are material to the conduct of the business of Paramount or any of the Paramount Subsidiaries and, with respect to its mineral property databases, Paramount or the Paramount Subsidiaries holds all such rights as are necessary to enable it to continue to use these databases, consistent with their past use or in the ordinary course of its business;

(eee)

none of Paramount or any of the Paramount Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of Paramount or any of the Paramount Subsidiaries are conducted, (ii) limit any business practice of Paramount or any of the Paramount Subsidiaries in any material respect, or (iii) restrict any acquisition or disposition of any property by Paramount or any of the Paramount Subsidiaries in any material respect;

(fff)

no order (or the equivalent) ceasing or suspending the trading of its securities or prohibiting the sale of securities by Paramount or the Paramount Subsidiaries has been issued and is in force as of the date hereof and, to the knowledge of Paramount, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

(ggg)	none of Paramount or any of the Paramount Subsidiaries is indebted to any of its directors or officers or any of their associates, or, to Paramount’s knowledge, to any Paramount securityholder;
(hhh)

none of the directors or officers of Paramount or any of their associates or, to Paramount’s knowledge, Paramount securityholders, is indebted or under obligation to any of the Paramount Subsidiaries on any account whatsoever;

(iii)

all written information, data and materials made available by Paramount to Calico in connection with the transactions contemplated by this Agreement is true, complete and correct in all material respects as at the respective dates of which it was prepared;

(jjj)

none of Paramount, the Paramount Subsidiaries or, to Paramount’s knowledge, any directors or officers, agents or employees of Paramount or the Paramount Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) has taken, committed to take or been alleged to have taken any action which would cause Paramount or its affiliates to be in violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of another jurisdiction, and to the knowledge of Paramount, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Paramount or its affiliates; or (iii) made any payment in the nature of criminal bribery;

(kkk)	Paramount acknowledges that the Arrangement will be subject to the review and approval of the TSXV and that the Calico Circular will be subject to the review of the TSXV; and
(lll)

none of the representations, warranties or statements of fact made in this Section contain any untrue statement of a material fact or omit to state any material fact necessary to make any such warranty or representation not misleading.

3.2Representations and Warranties of Calico

As at the date of this Agreement and as at the Closing Date, Calico represents and warrants to Paramount, and acknowledges that Paramount is relying thereon, that, except as set forth in the Calico Disclosure Letter:

(a)

Calico’s only subsidiaries are the Calico Subsidiaries, each of which is directly or indirectly 100% owned by Calico, and except as disclosed in the Calico Disclosure Letter, Calico does not, as of the date of this Agreement, own shares in and is not a party to any agreement of any nature to acquire any shares in any other corporation or entity which is material to its business and operations, other than pursuant to this Agreement;

(b)

each of Calico and the Calico Subsidiaries is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, amalgamation or continuance, as applicable, and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification would not in the aggregate have a Calico Material Adverse Effect);

(c)	Calico has the corporate power to enter into this Agreement and the Interim Financing and, subject to obtaining the requisite approvals contemplated hereby, to carry out its obligations hereunder;
(d)

neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with, result in a breach or default of, accelerate the performance required by any agreement to which Calico or any of the Calico Subsidiaries is a party or create a state of facts, which after notice or lapse of time or both, will result in a breach by Calico or any of the Calico Subsidiaries of (i) any Law applicable to Calico or any of the Calico Subsidiaries, subject to obtaining necessary shareholder and regulatory approvals; (ii) the formation documents, articles or resolutions of the directors or shareholders of Calico or any of the Calico Subsidiaries which are in effect at the date hereof, subject to obtaining necessary shareholder and regulatory approvals; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which Calico or any of the Calico Subsidiaries is a party, except as such would not result in a Calico Material Adverse Effect; or (iv) any judgment, decree or order binding Calico or any of the Calico Subsidiaries or the property or assets of Calico or any of the Calico Subsidiaries;

(e)	as of the date hereof:
(i)

the authorized share structure of Calico consists of an unlimited number of common shares without par value of which a total of 102,445,845 common shares were issued and outstanding as of March 14, 2016; and

(ii)

other than as set forth in the Calico Disclosure Letter, Calico has no unexercised Calico Options and no other Calico Securities issued or outstanding which entitle the holder to purchase any other Calico Securities up to the Effective Date of the Arrangement;

(f)

there are no agreements, covenants, undertakings or other commitments of Calico or any of the Calico Subsidiaries, including partnerships or joint ventures of which Calico or any of the Calico Subsidiaries is a partner or member, under which the consummation of the Arrangement would:

(i)

have the effect of imposing restrictions or obligations on Calico or any of the Calico Subsidiaries materially greater than those imposed upon Calico or any of the Calico Subsidiaries or any such partnership or joint venture at the date hereof; or

(ii)

give a third party a right to terminate any material agreement to which Calico or any of the Calico Subsidiaries or any such partnership or joint venture is a party or to purchase any of their respective assets; or

(iii)

impose material restrictions on the ability of Calico or any of the Calico Subsidiaries to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status; or

(iv)

impose material restrictions on the ability of Calico or any of the Calico Subsidiaries to pay any dividends or make other distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor;

(g)

there are no actions, suits or proceedings, pending or, to the knowledge of Calico, threatened against or affecting Calico or any Calico Subsidiary, or any of its principals, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and Calico is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success against Calico or any Calico Subsidiary, except where such would not result in a Calico Material Adverse Effect;

(h)

this Agreement has been duly authorized, executed and delivered by Calico and constitutes a legal, valid and binding obligation, enforceable against Calico in accordance with its terms subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and to general principles of equity;

(i)

Calico is a “reporting issuer” within the meaning of the Securities Legislation of British Columbia and Alberta, has no reporting requirements under any other jurisdiction, is not on a list of defaulting issuers maintained by the securities commissions in these jurisdictions and no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of Calico which is currently outstanding;

(j)

the latest audited financial statements of Calico for the years ended June 30, 2014 and 2015 are true and correct in every material respect, and have been prepared on a consolidated basis in accordance with IFRS and fairly reflect the consolidated financial position of Calico as at the date of such financial statements and the results of its operations for the period then ended;

(k)

the unaudited financial statements of Calico for the interim period ended December 31, 2015 to be disclosed in the Paramount Proxy Statement and Calico Circular are true and correct in all material respects, have been prepared in accordance with IFRS and fairly reflect the consolidated financial position of Calico as at the date of such financial statements and the results of its operations for the period then ended;

(l)

Calico has filed with all applicable Securities Administrators (including exchanges and markets) all material information and documents required to be filed with such authorities under the Securities Legislation in the jurisdictions in which it is a reporting issuer (the “Calico Public Record”) and the statements set forth in the Calico Public Record are true, correct and complete and do not contain any misrepresentation as of the dates on which they were made under the circumstances in which they were made and Calico has not filed any confidential material change reports which currently remain confidential or similar reports;

(m)	the Calico Shares are listed on the TSXV and Calico is in compliance with all rules, regulations and policies of the TSXV in all material respects;
(n)

Calico is not in default in any material respect of any requirement of any applicable Laws or Governmental Authority having jurisdiction over any securities of Calico, except where such would not result in a Calico Material Adverse Effect;

(o)

there are no known or anticipated material liabilities of Calico or the Calico Subsidiaries of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Calico is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in Subsection 3.2(j) or Subsection 3.2(k) or the Calico Disclosure Letter;

(p)

the corporate records and minute books of Calico or the Calico Subsidiaries as required to be maintained by them under the Laws of their respective jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors, any committees of the board of directors and shareholders held and all resolutions consented to in writing;

(q)

each of Calico and the Calico Subsidiaries owns good and marketable title to its property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a Calico Material Adverse Effect on the property or assets of Calico or the Calico Subsidiaries except as disclosed in the Calico Disclosure Letter and all agreements by which Calico and the Calico Subsidiaries hold an interest in a property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable Laws of the jurisdictions in which they are situated and all filings and work commitments required to maintain the properties are in good standing, have been properly recorded and filed in a timely manner with the appropriate regulatory body and there are no mortgages, charges, encumbrances or any other interests in or on such properties other than as disclosed in the Calico Disclosure Letter;

(r)

each of Calico and the Calico Subsidiaries has duly filed on a timely basis all Tax Returns required to be filed by it and has paid or withheld all Taxes which are due and payable or required to be withheld or remitted, and has paid all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, by any of them; there are no actions, suits, proceedings, investigations, audits, examinations or claims commenced or to the knowledge of Calico, threatened or contemplated against any of them in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity;

(s)	there are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to Calico;
(t)	no Tax liens have been filed against Calico, except for Taxes not yet due;
(u)	no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Calico by any Governmental Entity;
(v)

no claim has been made in writing within the last three years by any Governmental Entity in a jurisdiction in which Calico does not file Tax Returns that Calico is or may be subject to taxation by that jurisdiction;

(w)	Calico is not and has not been a member of any “affiliated group” within the meaning of Code Section 1504(a) or any similar group under a similar provision of state, local or non-U.S. law;
(x)

Calico will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, or (vi) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law);

(y)	Calico has never engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law;
(z)

Calico has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(aa)

Calico (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States federal income Tax purposes, (ii) has not made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is not or has never been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not or has never been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(bb)

Calico does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, provincial, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any material Taxes of any Person;

(cc)	Calico is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement;
(dd)

Calico has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Calico been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;

(ee)	Calico will not incur any Tax as a result of or with respect to the Interim Financing and the Plan of Arrangement;
(ff)

on the Effective Date, Calico shall not have any Tax obligations or liabilities except for: (A) those Tax obligations or liabilities incurred in the ordinary course of business that are not yet due and payable; and (B) Tax obligations for which adequate reserves have been established on Calico’s books and records;

(gg)	Calico is a “United States real property holding corporation” as defined under Section 897(c)(2) of the Code;
(hh)

Calico and each Calico Subsidiary is in compliance in all respects with each license and permit held by it and is not in any respect in violation of, or default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, Environmental Laws) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except in all cases above where such would not result in a Calico Material Adverse Effect;

(ii)

except where such would not result in a Calico Material Adverse Effect, each of Calico and the Calico Subsidiaries: (i) is in compliance with any and all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; (iii) is in compliance with all terms and conditions of each such permit, license or approval; (iv) confirms that there have been no past, and, to the knowledge of Calico, there are no pending or threatened claims, complaints, notices or requests for information received by Calico or any of the Calico Subsidiaries with respect to any alleged material violation of any Environmental Law; and (v) confirms that no conditions exist at, on or under any property now or previously owned, leased or occupied by Calico or the Calico Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law;

(jj)

except where such would not result in a Calico Material Adverse Effect, neither Calico nor any of the Calico Subsidiaries, nor to Calico’s knowledge, any other person, has ever caused or permitted hazardous or toxic waste to be placed, held, located or disposed of on, under or at any lands or premises owned, leased or occupied by Calico or any of the Calico Subsidiaries other than in compliance with applicable Environmental Laws and no notice has been received by Calico of any action or potential liability in respect thereof and, to the knowledge of Calico, no civil, criminal or enforcement actions or complaints in respect thereof are threatened, pending or have been commenced against Calico or the Calico Subsidiaries;

(kk)

there are no environmental audits, evaluations, assessments, studies or tests that were commissioned by Calico respecting the business, operations, properties or facilities of Calico or the Calico Subsidiaries;

(ll)

Calico has filed with the British Columbia Securities Commission and the Alberta Securities Commission all of the technical reports required to be filed under NI 43-101 in respect of each property material to Calico and all public disclosure made by Calico regarding its properties complies in all material respects with the requirements of NI 43-101;

(mm)

there is no agreement, judgment, injunction, order or decree binding upon Calico or any of the Calico Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Calico or the Calico Subsidiaries, any acquisition of property by Calico or the Calico Subsidiaries or the conduct of business by Calico or the Calico Subsidiaries as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Calico Material Adverse Effect;

(nn)	the Calico Board has:
(i)

determined unanimously that, as of the date of this Agreement, the Arrangement Consideration is fair, from a financial point of view, to the Calico Shareholders and is in the best interests of Calico and the Calico Shareholders;

(ii)

received an opinion from Canaccord Genuity Corp. that as of the date of this Agreement, the Arrangement Consideration to be paid under the Arrangement is fair, from a financial point of view, to Calico and the Calico Shareholders; and

(iii)	determined unanimously, as of the date of this Agreement, to recommend that the Calico Shareholders vote in favor of the Arrangement Resolution;
(oo)

Calico does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the balance sheet of Calico as of June 30, 2015 (or disclosed in the notes thereto); or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2015, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Calico (other than those disclosed on the Calico balance sheet and/or the notes to the Calico financial statements), which have, or would reasonably be expected to have a Calico Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Calico Material Adverse Effect. Without limiting the foregoing, the Calico balance sheet reflects reasonable reserves in accordance with IFRS for contingent liabilities of Calico;

(pp)

the books, records and accounts of Calico in all material respects, (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, except as otherwise disclosed in Calico Public Record), (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Calico, and (iii) accurately and fairly reflect the basis for the Calico financial statements in Subsection 3.2(j) and Subsection 3.2(k);

(qq)	except for:
(i)	the transactions contemplated hereby, or
(ii)

any change, condition, event or circumstance disclosed in the Calico Disclosure Letter, Calico has not been subject to any Calico Material Adverse Change since June 30, 2015, and since such date, there has not been any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business, assets, rights or capacity of Calico or the Calico Subsidiaries to conduct its respective business, such business having been conducted in the ordinary course;

(rr)

all material contracts and agreements of Calico and any of the Calico Subsidiaries have been disclosed in the Calico Disclosure Letter and true and correct copies of each (or in the case of oral contracts, summaries of the material terms thereof) have been provided to Paramount. Calico and the Calico Subsidiaries are in compliance in all material respects with all material contracts, agreements, indentures, leases, policies, instruments and licences in connection with the conduct of their respective businesses and all such material contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms (subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought) and in full force and effect, and no breach or default by Calico or the Calico Subsidiaries or event which, with notice or lapse of time or both, could constitute a material breach or material default by Calico or any of the Calico Subsidiaries, exists with respect thereto;

(ss)

Calico maintains policies of insurance in force as at the date hereof that adequately cover all those risks reasonably and prudently foreseeable in the current operation and conduct of its business which, having regard to the nature of such risk and the relative costs of obtaining insurance, it is reasonable to seek rather than to provide for self-insurance, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default in any material respect, except where the failure to obtain such insurance coverage would not reasonably be expected to have a Calico Material Adverse Effect;

(tt)	Benefit Plans:
(i)	Calico has provided directly to Paramount copies of all Benefit Plans of Calico;
(ii)

Calico has complied, in all material respects, with all of the terms of the Calico Benefit Plans, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to such Benefit Plans, whether written or oral, which are maintained by or binding upon Calico. All such Benefit Plans have been administered in accordance with the documents governing the Benefit Plans and all reports and filings with Governmental Entities required in connection with each Benefit Plan have been timely made; and

(iii)

all Benefit Plans of Calico are fully funded and in good standing with such Governmental Entities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Calico from any such Governmental Entities. No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in, or could reasonably be expected to result in, any Benefit Plan of Calico, being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority;

(uu)	Employment Matters:
(i)	none of Calico or any of the Calico Subsidiaries:
(A)

is a party to any collective bargaining agreement or letter of understanding, letter of intent or other written communication with any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent which may qualify as a trade union, which would apply to any employees of Calico, nor has any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent applied or threatened to apply for certification as bargaining agent for the employees of Calico, nor is there a threatened or apparent union-organizing campaign for employees not covered under a collective bargaining agreement; or

(B)	subject to any current, pending or threatened strike or lockout;
(ii)

Calico and each Calico Subsidiary has been and is being operated in compliance in all material respects with all applicable Laws relating to employees including, but not limited to, employment and labor standards, labor risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, pay practices, workers’ compensation, equal employment opportunity, human rights and labor relations and there are no current, pending or, to Calico’s knowledge, threatened, complaints, charges, orders and its investigations, prosecutions, litigation, proceedings or claims against Calico before any federal, state, municipal or other Governmental Entity, commission, board, bureau, agency or arbitrator, arbitration tribunal or instrumentality, whether domestic or foreign based on, arising out of, in connection with, or otherwise relating to unfair labor practices, the employment application for employment of or termination of employment of any individual by Calico respecting employment or labor standards, including but not limited to applicable employment equity, pay equity, labor relations, workers’ compensation or workplace safety and insurance, occupational health and safety, privacy, wrongful dismissal or human rights Laws;

(iii)

there are no material notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment or any other communications related thereto which Calico has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the business is carried on which are unpaid on the date hereof or which will be unpaid at the Effective Date and there are no facts or circumstances which may result in a material increase in liability from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Effective Date. The accident cost experience of Calico is such that there are no such material pending or possible assessments and there are no claims or potential claims which may materially affect the accident cost experience of Calico;

(iv)

to the knowledge of Calico, without investigation, no employee of Calico is bound by any non-compete agreement or other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Calico;

(vv)	Calico Properties:
(i)

those mineral properties in the Calico Disclosure Letter comprise all of the natural or mineral resource or exploration properties of Calico and the Calico Subsidiaries, and for greater certainty includes any mines or development projects in which Calico or any Calico Subsidiary has an interest;

(ii)

the disclosure made in the Calico Public Record (including without limitation technical reports) concerning the Calico Properties is complete and accurate in all material respects and all known facts of a scientific or technical nature are fully and accurately disclosed in Calico’s most recent public technical report related to such Calico Properties (if any), and nothing has come to the attention of Calico to indicate that any of the foregoing statements are or may be inaccurate in any material respect;

(iii)

Calico has provided to Paramount all material information regarding each Calico Property owned, leased, or otherwise held by Calico or any Calico Subsidiary, and all such information as made available to Paramount is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading;

(iv)

except as disclosed in the Calico Public Record, any and all of the agreements and other documents and instruments pursuant to which Calico or any of the Calico Subsidiaries hold the Calico Properties and/or their interests and rights in a Calico Property (including any interest in, or right to earn an interest in, any of the Calico Properties) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof and neither Calico nor any of the Calico Subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged. All leases, licences and claims pursuant to which Calico or any of the Calico Subsidiaries hold Calico Properties and/or their interests and rights therein are in good standing in all material respects and neither Calico nor any of the Calico Subsidiaries are in default of any of the material provisions of any such leases, licences and claims nor, to the knowledge of Calico, has any such default been alleged;
(v)	other than as disclosed in the Calico Disclosure Letter:
(A)

all interests and rights in the Calico Properties are (i) owned or held by a Calico Subsidiary as owner thereof with good and marketable title, (ii) in good standing, valid, subsisting and enforceable under the applicable Laws of the jurisdictions in which the Calico Properties are located, (iii) sufficient to permit Calico or any of the Calico Subsidiaries to carry on the business currently carried on by them with respect to the Calico Properties, and (iv) free and clear of any title defects or Liens, other than Permitted Liens;

(B)	none of the Calico Properties or any mineral rights therein is subject to any option, pre-emption right, right of first refusal or purchase, or acquisition right;
(C)	no royalty or other payment is payable in respect of any of the Calico Properties and all work required to be performed in connection therewith has been performed;
(D)

there are no restrictions on the ability of the Calico Subsidiary to use, transfer or otherwise exploit any of their interests and rights in the Calico Properties, and Calico does not know of any claim or basis for any claim that may adversely affect such rights or interests; and

(E)

Calico has no knowledge of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit their interests and rights in the Calico Properties;

(F)	Calico Properties are not subject to the withdrawal of mineral claim rights as part of the sage grouse analysis or any other government proposition or decision.
(vi)

Calico or the Calico Subsidiaries have all surface rights, access rights and other property rights and interests relating to the Calico Properties necessary to permit Calico or the Calico Subsidiaries to carry on the business currently carried on by them with respect to those Calico Properties, and no other property rights are necessary for the conduct of the business of Calico or the Calico Subsidiaries;

(ww)	Real Property:
(i)

Calico has provided to Paramount all material information regarding all Owned Real Property of Calico and the Calico Subsidiaries and all such information as made available to Paramount is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading. Each of Calico or the Calico Subsidiaries has good and marketable title to all of its Owned Real Property, free and clear of all Liens, other than Permitted Liens;

(ii)

Calico has provided to Paramount all material information regarding all Real Property Leases of Calico and the Calico Subsidiaries. Each such Real Property Lease constitutes is valid and legally binding on the Parties thereto, and is in full force and effect. All rents and other sums and charges payable by Calico or a Calico Subsidiary as tenant under such Real Property Leases are current and no termination event or condition or uncured default on the part of Calico or of the Calico Subsidiary or, to Calico’s knowledge, the landlord, exists under any such Real Property Lease. Calico and each Calico Subsidiary have a good and valid interest in each parcel of such leased real property, free and clear of all Liens, other than Permitted Liens;
(xx)

all real and tangible personal property of Calico and the Calico Subsidiaries necessary for the conduct of the business currently carried on by Calico and the Calico Subsidiaries is in good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition does not, and could not be reasonably expected to have, a Calico Material Adverse Effect;

(yy)

Other than the agreement with Canaccord Genuity Corp. disclosed in the Calico Disclosure Letter, Calico has not entered into any agreement that would entitle any Person to any valid claim against Calico for a broker’s commission, finder’s fee, expense reimbursement or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement;

(zz)

there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Calico, threatened against Calico or any of the Calico Subsidiaries before any Governmental Entity;

(aaa)

there are reasonable grounds for believing that (i) Calico is able to pay its liabilities as they become due, (ii) the realizable value of the assets of Calico are not less than the aggregate of the liabilities thereof and the stated capital of all classes of shares thereof, and (iii) no creditor of Calico or any Calico Subsidiary will be prejudiced by the Arrangement;

(bbb)	no shareholder rights plan is in force in respect of Calico;
(ccc)

the auditors of Calico are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of Calico;

(ddd)

none of Calico or any of the Calico Subsidiaries own or license any patents, patent rights, trademarks, trade names, service marks, copyrights, know how or other proprietary intellectual property rights that are material to the conduct of the business of Calico or any of the Calico Subsidiaries and, with respect to its mineral property databases, Calico or the Calico Subsidiaries holds all such rights as are necessary to enable it to continue to use these databases, consistent with their past use or in the ordinary course of its business;

(eee)

none of Calico or any of the Calico Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of Calico or any of the Calico Subsidiaries are conducted, (ii) limit any business practice Calico or any of the Calico Subsidiaries in any material respect, or (iii) restrict any acquisition or disposition of any property by Calico or any of the Calico Subsidiaries in any material respect;

(fff)

no order (or the equivalent) ceasing or suspending the trading of its securities or prohibiting the sale of securities by Calico or the Calico Subsidiaries has been issued and is in force as of the date hereof and, to the knowledge of Calico, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

(ggg)	none of Calico or any of the Calico Subsidiaries is indebted to any of its directors or officers or any of their associates, or, to Calico’s knowledge, to any Calico securityholder;
(hhh)

none of the directors or officers of Calico or any of their associates, or, to Calico’s knowledge, Calico securityholders, is indebted or under obligation to any of the Calico Subsidiaries on any account whatsoever;

(iii)

all written information, data and materials made available by Calico to Paramount in connection with the transactions contemplated by this Agreement is true, complete and correct in all material respects as at the respective dates of which it was prepared;

(jjj)

none of Calico, the Calico Subsidiaries or, to Calico’s knowledge, any directors or officers, agents or employees of Calico or the Calico Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) has taken, committed to take or been alleged to have taken any action which would cause Calico or its affiliates to be in violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of another jurisdiction, and to the knowledge of Calico, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Calico or its affiliates; or (iii) made any payment in the nature of criminal bribery;

(kkk)

Calico acknowledges that the Arrangement will be subject to the review and approval of the SEC upon the filing of the Paramount Proxy Statement with the SEC under cover of Schedule 14A as a preliminary proxy statement under Regulation 14A of the U.S. Exchange Act;

(lll)

No executive officer or director of Calico and, to Calico’s Knowledge, no Affiliate owning any Calico Shares, is a party to any agreement with or binding upon Calico or any of its assets, rights or properties or has any interest in any property owned by Calico or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

(mmm)

none of the representations, warranties or statements of fact made in this Section contain any untrue statement of a material fact or omit to state any material fact necessary to make any such warranty or representation not misleading.

4.COVENANTS

4.1Mutual Covenants

(a)

Consultation. Each Party agrees to consult with the other Party, and to provide the other Party with a reasonable prior opportunity to review and comment on, any press release or public statement or any filing to be made with any Governmental Entity with respect to this Agreement or the Arrangement (including any filing with any securities administrator or stock exchange with respect thereto) prior to the release or submission thereto; provided that, if a Party is required by applicable Laws to make a public announcement with respect to this Agreement and/or the Arrangement, such Party will provide as much prior notice (including the proposed text of the announcement) to the other Party as is reasonably possible. All requests and enquiries from any Governmental Entity with respect to the Arrangement shall be dealt with by Paramount and Calico in consultation with each other, and Paramount and Calico shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Entity upon being requested to do so by such authority. Furthermore:

(i)

each Party shall, to the extent permitted, promptly notify the other Party of all material written communications which it receives from any Governmental Entity with respect to the Arrangement and provide the other Party with copies thereof;

(ii)

each Party shall, to the extent permitted, permit the other Party (or, where appropriate, the other Party’s counsel) to review and comment on in advance any proposed material written communications of any nature with Governmental Entities with respect to the Arrangement and provide the other Party (or, where appropriate, the other Party’s counsel) with final copies thereof; and

(iii)

neither Party shall participate in any meeting or discussion which it knows will be substantive (whether in person, by telephone or otherwise) with any Governmental Entity in respect of any material filings, investigation or inquiry concerning the Arrangement unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat (except to the extent that in any such case the Governmental Entity expressly requests that the other Party should not be present at the meeting or discussion or part or parts of the meeting or discussion).

Each Party agrees to consult with the other Party prior to issuing any press release or making any announcement regarding its mineral reserves or resources and, subject to applicable Laws, each Party agrees that it will not issue any press release or make any announcement regarding its mineral reserves or resources without the prior written consent of the other Party, such consent not to be unreasonably withheld.

(b)	Preparation of Filings. The Parties shall cooperate in:
(i)

the preparation and filing of any application for the orders and the preparation of any required documents reasonably deemed by Calico or Paramount to be necessary to discharge their respective obligations under applicable Securities Legislation in connection with the Arrangement and the other transactions contemplated hereby;

(ii)

the taking of all such action as may be required under applicable Securities Legislation in connection with the issuance of the Paramount Shares in connection with the Arrangement; provided, however, that neither Paramount nor Calico shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the issue of the Paramount Shares; and

(iii)	the taking of all such action as may be required under applicable Laws in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

4.2Covenants of Paramount

Paramount hereby covenants and agrees that it shall take such steps and do all such other acts and things, as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement, subject to shareholder and regulatory approval and, without limiting the generality of the foregoing, shall:

(a)	use its commercially reasonable efforts to, prior to the completion of the Arrangement, obtain listing on the NYSE MKT of the Paramount Shares to be issued pursuant to the Arrangement;
(b)

use its commercially reasonable efforts to apply for and obtain such consents, orders or approvals as counsel for Calico (in consultation with counsel for Paramount and acting reasonably) may advise are necessary or desirable for the implementation of the Arrangement and, without limiting the generality of the foregoing, to:

(i)	apply for and obtain approval of the Arrangement by the NYSE MKT in respect of Paramount; and
(ii)

obtain written consents from any persons who are parties to agreements (including without limiting the foregoing, any property agreements, option agreements, warrant agreements or warrant certificates) with Paramount where consents to the transactions contemplated by the Arrangement are required under those contracts or agreements;

(c)	in a timely and expeditious matter, prepare, in consultation with Calico, and, subject to obtaining the Interim Order, file the Paramount Proxy Statement (which shall be in form and substance satisfactory to Calico, acting reasonably), together with any other documents required by applicable Laws (which shall be in form and substance satisfactory to Calico, acting reasonably), in all jurisdictions where such Paramount Proxy Statement is required to be filed, including but not limited to, filing the Paramount Proxy Statement with the SEC under cover of Schedule 14A as a preliminary proxy statement under Regulation 14A of the U.S. Exchange Act, using commercially reasonable efforts to clear comments from the SEC, if any, and thereafter, filing the Paramount Proxy Statement with the SEC under cover of Schedule 14A as a definitive proxy statement under Regulation 14A of the Exchange Act, and, subject to obtaining the Interim Order and clearance of the Paramount Proxy Statement with the SEC and filing of the definitive proxy statement under Regulation 14A of the Exchange Act, mail the Paramount Proxy Statement in accordance with all applicable Laws to each Paramount Shareholder in all jurisdictions where the Paramount Proxy Statement is required to be mailed;

(d)

duly call, give notice of, convene and hold the Paramount Meeting as soon as reasonably practicable and, in any event, provided that Calico has provided to Paramount in a timely matter all information reasonably required by it for the preparation of the Paramount Proxy Statement, no later than June 30, 2016 or such later date as may be agreed to by the Parties in writing;

(e)

Paramount shall: (i) take all commercially reasonable lawful action to solicit proxies in favour of the Share Issuance Resolution; (ii) recommend to all Paramount Shareholders that they vote in favour of the Share Issuance Resolution, with a unanimous recommendation of the Paramount Board to vote in favour of the Share Issuance Resolution; (iii) not, prior to obtaining Paramount Shareholder Approval, withdraw, amend, modify or qualify, in a manner adverse to Calico, or fail to reaffirm its recommendation of, the Share Issuance Resolution within five (5) Business Days (and in any case prior to the Paramount Meeting) after having been requested in writing by Calico to do so, in a manner adverse to Calico (it being understood that the taking of a neutral position or no position with respect to the approval or recommendation of the Paramount Board of the transactions contemplated herein after an Acquisition Proposal has been publicly announced beyond a period of five (5) Business Days or beyond the date which is the day prior to the date proxies in respect of the Paramount Meeting must be deposited shall be considered an adverse modification) (a “Change in Paramount Recommendation”) except as expressly permitted herein;

(f)

ensure that the Paramount Proxy Statement complies in all material respects with all applicable Laws on the date of the mailing thereof and is in the form and contains the information required by all applicable Laws, including all corporate and securities law requirements, and does not contain any misrepresentation (other than with respect to any information relating to and provided by or on behalf of Calico or its Subsidiaries or any third party that is not an affiliate of either Party);

(g)

give Calico timely opportunity to review and comment on the Paramount Proxy Statement and other materials relating to the Paramount Meeting and all such documentation will be reasonably satisfactory to Calico before it is filed or distributed to Paramount Shareholders, incorporating therein all reasonable comments made by Calico and its counsel;

(h)

not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) the Paramount Meeting, without Calico’s prior written consent except as required by applicable Laws or, in the case of adjournment, as may be required by Paramount Shareholders as expressed by majority resolution or as may be required to seek a quorum or additional votes; cooperate in the preparation of the Interim Order, Final Order and Calico Circular and ensure that the Calico Circular shall contain prospectus-level disclosure respecting Paramount and the information and consolidated financial statements related to Paramount and the pro forma financial statements to be contained in the Calico Circular shall be true, correct and complete in all material respects as they relate to Paramount and shall not contain any material misrepresentation;

(i)	carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on

Paramount or its Subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;
(j)	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;
(k)

use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(l)	use its commercially reasonable efforts to obtain all other necessary securityholder approval of the Paramount Shareholders;
(m)

use its commercially reasonable efforts to deliver or cause to be delivered to Calico all certificates and legal, tax and other opinions necessary or, in the reasonable opinion of Calico and its advisers, desirable, to support the disclosure contained or to be contained in the Calico Circular;

(n)	obtain all required certifications and consent of the auditors of Paramount in respect of the Paramount financial statements to be provided in the Calico Circular;
(o)	make arrangements for the prompt delivery of certificates representing Paramount Shares as provided in the Plan of Arrangement;
(p)	if required by applicable Laws, use its commercially reasonable efforts to make and clear its filing required to be made in relation the HSR Act;
(q)

use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Paramount or a Paramount Subsidiary from other parties to material agreements of Paramount;

(r)	use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to give effect to the Share Issuance Resolution;
(s)

in addition to the Interim Financing, in the event that the Closing is delayed until after June 30, 2016 through no fault of Calico, from time to time prior to the earlier of termination of this Agreement or the Closing, provide additional debt financing to Calico, to be evidenced by a note and secured by the collateral that shall secure the Interim Financing, in an amount sufficient to enable Calico to pay expenses incurred by Calico after June 30, 2016 but only to the extent that such expenses are incurred in the ordinary course of Calico’s business and consistent with Calico’s past practices and in any event not to exceed $50,000 per calendar month;

(t)

promptly notify Calico if at any time it becomes aware that the Calico Circular or Paramount Proxy Statement contains any material misrepresentation or otherwise requires an amendment or supplement to the Calico Circular or Paramount Proxy Statement or any related application and promptly deliver written notice to Calico setting out full particulars thereof. In any such event, Paramount shall cooperate with Calico in the preparation of any required supplement or amendment to the Calico Circular or Paramount Proxy Statement or such other document, as the case may be;

(u)

not dispose of an interest in any of the Paramount Properties or otherwise enter into any material transaction with, or incur any material liability to, any other corporation or Person or agree to do any of the foregoing or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement, without the written consent of Calico thereto;

(v)

not incur between the date of this Agreement and the Closing Date, any expenses or liabilities otherwise than in the ordinary course of its business (which ordinary course shall include obligations under existing employment or management agreements) or in connection with its obligations under this Agreement and without limiting the generality of the foregoing, not without prior written consent of Calico, such consent not to be unreasonably withheld:

(i)

other than in the normal course of business or except in accordance with existing agreements, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber (or permit any of the Paramount Subsidiaries to sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber) any material assets of Paramount;

(ii)	issue, redeem, purchase or offer to purchase (or permit any of the Paramount Subsidiaries to issue, redeem, purchase or offer to purchase) any common shares or other securities of Paramount:
(iii)

other than in the normal course of business or except in accordance with existing agreements, acquire, directly or indirectly (or permit any of the Paramount Subsidiaries to acquire directly or indirectly) any material assets, including but not limited to mining properties or interests therein or securities of other companies or enter into any joint venture, earn-in or similar agreements or arrangements; or

(iv)

enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any employees, officers or directors of Paramount other than as disclosed in the Paramount Disclosure Letter or pursuant to agreements in effect (without amendment) on the date hereof.

4.3Covenants of Calico

Calico hereby covenants and agrees that it shall take such steps and do all such other acts and things, as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement, subject to shareholder and regulatory approval and, without limiting the generality of the foregoing, shall:

(a)

use its commercially reasonable efforts to apply for and obtain such consents, orders or approvals as counsel for Paramount (in consultation with counsel for Calico and acting reasonably) may advise are necessary or desirable for the implementation of the Arrangement and, without limiting the generality of the foregoing, to:

(i)	apply for and obtain the Interim Order and the Final Order as provided in Section 2.2 hereof;
(ii)	apply for and obtain approval of the Arrangement by the TSXV in respect of Calico; and
(iii)

obtain written consents from any persons who are parties to agreements (including without limiting the foregoing, any property agreements, option agreements, warrant agreements or warrant certificates) with Calico where consents to the transactions contemplated by the Arrangement are required under those contracts or agreements;

(b)

in a timely and expeditious manner, file the Calico Circular in all jurisdictions where the same is required in accordance with applicable law and provide the same to the Calico Shareholders in accordance with applicable law or as required under exemption orders granted by appropriate regulatory authorities;

(c)

ensure that the Calico Circular shall contain prospectus-level disclosure respecting Calico and the information and consolidated financial statements related to Calico contained in the Calico Circular and any related documentation regarding Calico to be distributed in connection with the solicitation of proxies by the management of Calico in connection with the Calico Meeting shall be true, correct and complete in all material respects and shall not contain any misrepresentation and shall comply with applicable Canadian Securities Legislation and the rules of the TSXV;

(d)

give Paramount timely opportunity to review and comment on the Initial Order, Final Order, Calico Circular and other materials relating to the Calico Meeting and all such documentation will be reasonably satisfactory to Paramount before it is filed or distributed to Calico Shareholders, incorporating therein all reasonable comments made by Paramount and its counsel;

(e)	obtain all required certifications and consents of the auditors of Calico in respect of the Calico financial statements to be provided in the Calico Circular;
(f)

convene and use its commercially reasonable efforts to hold the Calico Meeting in accordance with the Interim Order for the purpose of considering the special resolutions to approve the Arrangement, and in any event no later than June 30, 2016 or such later date as may be agreed to by the Parties in writing;

(g)

not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) the Calico Meeting, without Paramount’s prior written consent except as required by applicable Laws or, in the case of adjournment, as may be required by Calico Shareholders expressed by majority resolution;

(h)	use its commercially reasonable efforts to obtain all other necessary securityholder approval of the Calico Shareholders;
(i)

Calico shall: (i) take all commercially reasonable lawful action to solicit proxies in favour of the Arrangement Resolution including, without limitation, retaining a proxy solicitation agent to solicit proxies in favour of the Arrangement Resolution; (ii) recommend to all Calico Shareholders that they vote in favour of the Arrangement Resolution, with a unanimous recommendation of the Calico Board to vote in favour of the Arrangement Resolution; (iii) not, prior to obtaining Calico Shareholder Approval, withdraw, amend, modify or qualify, in a manner adverse to Paramount, or fail to reaffirm its recommendation of, the Arrangement within five (5) Business Days (and in any case prior to the Calico Meeting) after having been requested in writing by Paramount to do so, in a manner adverse to Paramount, (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of five (5) Business Days or beyond the date which is the day prior to the date proxies in respect of the Calico Meeting must be deposited shall be considered an adverse modification) (a “Change in Calico Recommendation”) except as expressly permitted herein;

(j)

cooperate in the preparation of the Paramount Proxy Statement and ensure that the Paramount Proxy Statement shall contain prospectus-level disclosure respecting Calico and the Calico Subsidiaries and the information and consolidated financial statements related to Calico and the pro forma financial statements to be contained in the Paramount Proxy Statement shall be true, correct and complete in all material respects as they relate to Calico and shall not contain any misrepresentation and shall comply with applicable Laws on the date of the mailing thereof and any such financial statements that are to be included in the Paramount Proxy Statement shall be prepared in accordance with the requirements of Regulation 14A under the U.S. Exchange Act, including, if applicable, reconciliations to U.S. GAAP and auditor review and qualification standards under the U.S. Exchange Act and the Public Company Accounting Oversight Board;

(k)

carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Calico or its Subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

(l)	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;
(m)

provide Calico with a copy of any purported exercise of Dissent Rights and written communications with any Calico Shareholder purportedly exercising such Dissent Rights and shall not, except as required by the BCBCA, settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the Arrangement or the other transactions contemplated by this Agreement, without the prior consent of Paramount, acting reasonably;

(n)

use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(o)

use its commercially reasonable efforts to deliver or cause to be delivered to Paramount all certificates and legal, tax and other opinions necessary or, in the reasonable opinion of Paramount and its advisers, desirable, to support the disclosure contained or to be contained in the Paramount Proxy Statement;

(p)	if required by applicable Laws, use its commercially reasonable efforts to make and clear its filing required to be made in relation the HSR Act;
(q)

use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Calico or a Calico Subsidiary from other parties to material agreements of Calico;

(r)	where permitted, provide to holders of Calico Options any necessary notice under Calico’s Benefit Plans regarding the Arrangement and to terminate such holder’s options pursuant to the terms thereof;
(s)

promptly notify Paramount if at any time it becomes aware that the Calico Circular or Paramount Proxy Statement contains any material misrepresentation or otherwise requires an amendment or supplement to the Calico Circular or Paramount Proxy Statement or any related application and promptly deliver written notice to Paramount setting out full particulars thereof. In any such event, Calico shall cooperate with Paramount in the preparation of any required supplement or amendment to the Calico Circular or Paramount Proxy Statement or such other document, as the case may be;

(t)

not dispose of an interest in any of the Calico Properties or otherwise enter into any material transaction with, or incur any material liability to, any other corporation or Person or agree to do any of the foregoing or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement, without the written consent of Paramount thereto;

(u)

not incur between the date of this Agreement and the Closing Date, any expenses or liabilities otherwise than in the ordinary course of its business (which ordinary course shall include obligations under existing employment or management agreements) or in connection with its obligations under this Agreement and without limiting the generality of the foregoing, not without prior written consent of Paramount, such consent not to be unreasonably withheld:

(i)

other than in the normal course of business or except in accordance with existing agreements, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber (or permit any of the Calico Subsidiaries to sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber) any material assets of Calico;
(ii)

issue, redeem, purchase or offer to purchase (or permit any of the Calico Subsidiaries to issue, redeem, purchase or offer to purchase) any common shares or other securities of Calico, or to declare or pay any dividend or distribution with respect to any common shares or other securities of Calico:

(iii)

other than in the normal course of business or except in accordance with existing agreements, acquire, directly or indirectly (or permit any of the Calico Subsidiaries to acquire directly or indirectly) any material assets, including but not limited to mining properties or interests therein or securities of other companies or enter into any joint venture, earn-in or similar agreements or arrangements; or

(iv)

enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any employees, officers or directors of Calico other than pursuant to agreements in effect (without amendment) on the date hereof.

5.CONDITIONS PRECEDENT

5.1Mutual Conditions Precedent

The Parties’ obligations to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)

all necessary approvals of Calico Shareholders by the requisite majorities will have been obtained in respect of the Arrangement (including, for greater certainty, the Arrangement Resolution) at the Calico Meeting in accordance with applicable Laws, the Interim Order and the Plan of Arrangement by June 30, 2016 or such other date as may be agreed to be Calico and Paramount;

(b)

the Interim Order, the Final Order and all necessary orders of the Court with respect to the Arrangement will have been obtained and shall not have been set aside or modified in a manner that is not acceptable to any party, acting reasonably;

(c)

all necessary approvals of Paramount Shareholders will have been obtained in respect of the Arrangement (including, for greater certainty, the Share Issuance Resolution) at the Paramount Meeting in accordance with applicable NYSE MKT rules by June 30, 2016 or such other date as may be agreed to be Calico and Paramount;

(d)

Paramount shall have received all necessary approvals from the NYSE MKT in relation to issuing the Paramount Shares comprising the Arrangement Consideration, and such Paramount Shares shall, on or before the Effective Time, be listed on the NYSE MKT;

(e)	the TSXV shall have accepted notice for filing in respect of Calico, subject only to standard conditions of completion;
(f)

all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, necessary for the completion of the transactions provided for in this Agreement and the Plan of Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

(g)

no provision of any applicable Laws and no judgment, injunction, order or decree shall be in effect which restrains or enjoins or otherwise prohibits the consummation of the Arrangement or the transactions contemplated by this Agreement;

(h)

there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or other Person, in each case that has a reasonable likelihood of success, which, if successful, would (i) prohibit or materially restrict the acquisition by Paramount of any Calico Shares (other than any Calico Shares held by Paramount or an insider or affiliate thereof), or restrain or prohibit the consummation of the Arrangement, (ii) prohibit or materially limit the ownership or operation by Paramount or any of the Paramount Subsidiaries of any material portion of the business or assets of Paramount, Calico or any of the Paramount Subsidiaries or to compel Paramount or any of the Paramount Subsidiaries to dispose of or hold separate any material portion of the business or assets of Paramount, Calico or any of the Paramount Subsidiaries as a result of the Plan of Arrangement, (iii) impose limitations on the ability of Paramount to acquire or hold, or exercise full rights of ownership of, any Calico Shares (other than any Calico Shares held by Paramount or an insider or affiliate thereof), including the right to vote the Calico Shares acquired by it on all matters properly presented to the Calico Shareholders, (iv) prohibit Paramount from effectively controlling in any material respect the business or operations of Calico or (v) impose any condition or restriction that, in the reasonable opinion of the Party seeking to invoke this condition, would be materially burdensome to the future operations of Paramount or Calico, as the case may be, after the Effective Time;

(i)

the issuance and exchange of Paramount Shares to be issued and exchanged for Calico Shares pursuant to the Arrangement will be exempt from the registration requirements of the U.S. Securities Act and the registration and prospectus requirements of applicable Securities Legislation in each of the provinces and territories of Canada in which Calico Shareholders are resident;

(j)

there shall not have been an amendment to Section 3(a)(10) of the U.S. Securities Act, a change in the SEC’s interpretation of Section 3(a)(10) of the U.S. Securities Act or a decision of a court which provides that orders of Canadian courts such as the Final Order do not qualify under Section 3(a)(10) of the U.S. Securities Act which results in the Section 3(a)(10) Exemption being not available for any reason to exempt the issuance and exchange of Paramount Shares to be issued and exchanged on completion of the Arrangement from the registration requirements of the U.S. Securities Act; and

(k)	this Agreement shall not have been terminated.

For greater certainty, the parties acknowledge and agree that Paramount shall have no right under this Agreement, under contract (except for the secured promissory note to be issued in connection with the Interim Financing), in equity or otherwise, absolute or contingent, to acquire any shares of Calico, and any such right will arise only and by virtue of the Plan of Arrangement if and when the Plan of Arrangement is approved by the Calico Shareholders.

5.2Conditions solely for the benefit of Paramount

The obligations of Paramount to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	no Calico Material Adverse Change will have occurred;
(b)

each of the representations and warranties of Calico under this Agreement, shall be true and correct in all material respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of specified date, which will be true and correct in all material respects as of such specified date);

(c)

Paramount shall have received a certificate of a senior officer of Calico confirming that the representations and warranties of Calico set out in Section 3.2 are true and correct in all material respects on and as of Closing;

(d)

Calico shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with it on or before the Effective Time;

(e)

Paramount shall have received a certificate of a senior officer of Calico confirming that the obligations, covenants and agreements of Calico set out in Section 4.3 have been completed as at the Closing Date;

(f)	receipt of the resignation of all of the directors and officers of Calico as of the Closing Date;
(g)

the Seabridge Put shall be modified, in form and substance satisfactory to Paramount, such that the exercise trigger is postponed to a positive production decision and construction financing secured with respect to the Grassy Mountain project; and

(h)

Calico Shareholders holding no more than 5% of the outstanding Calico Shares shall have validly exercised their Dissent Rights (and not withdrawn such exercise) and Paramount shall have received a certificate dated the day immediately preceding the Effective Date of two officers of Calico to such effect

The foregoing conditions in this Section 5.2 are inserted for the exclusive benefit of Paramount and may be waived by it in whole or in part by Paramount at any time.

5.3Conditions solely for the benefit of Calico

The obligations of Calico to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	no Paramount Material Adverse Change will have occurred;
(b)	Paramount will be in compliance with all rules, regulations and policies of the NYSE MKT in all material respects;
(c)

each of the representations and warranties of Paramount under this Agreement, shall be true and correct in all material respects on the dated of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of specified date, which will be true and correct in all material respects as of such specified date);

(d)

Calico shall have received a certificate of a senior officer of Paramount confirming that the representations and warranties of Paramount set out in Section 3.1 are true and correct in all material respects on and as of Closing;

(e)

Paramount shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with it on or before the Effective Time;

(f)	Paramount shall have provided the Interim Financing, on terms and in form and substance reasonably satisfactory to Calico.

The foregoing conditions in this Section 5.3 are inserted for the exclusive benefit of Calico and may be waived by it in whole or in part by Calico at any time.

5.4Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Arrangement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or
(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

Paramount may not exercise its rights to terminate this Agreement and Calico may not exercise its right to terminate this Agreement unless the Party intending to rely on a termination provision in this Agreement has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of five (5) Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order, such application shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a Paramount Material Adverse Effect or Calico Material Adverse Effect, as the case may be, this Agreement may not be terminated as a result of the cured breach.

6.AMENDMENT, WAIVER, CLOSING AND TERMINATION

6.1Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before the Effective Date, be amended by written agreement of the Parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders. Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for performance of any of the obligations or acts of the Parties hereto;
(b)	waive any inaccuracies or modify any representation contained herein or any document to be delivered pursuant hereto;
(c)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties hereto;
(d)	waive compliance with or modify any mutual conditions precedent herein contained; and/or
(e)

amend the terms of the Plan of Arrangement and Sections 5.1 (a)-(g) of this Agreement and the sequence of transactions described in the Plan of Arrangement, subject to any required approval of the Paramount Shareholders, the Calico Shareholders, or as may be ordered by the Court.

6.2This Agreement and the Schedules hereto may be amended in accordance with the Final Order, but if the terms of the Final Order require any such amendment, the rights of the Parties hereto under Sections 5.1, 5.2, 5.3, 6.1, 6.2, 6.5, 6.9 and 6.11 shall remain unaffected.

6.3Waiver

Any Party may: (i) extend the time for the performance of any of the obligations or acts of the other Party; (ii) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

6.4Closing

The completion of the Arrangement (the “Closing”) will be at the offices of Gowling WLG (Canada) LLP, 550 Burrard St, Suite 2300, Bentall 5, PO Box 30, Vancouver, BC V6C 2B5 on the second Business Day following the satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing)  (the “Closing Date”), or such other place or date as may be mutually agreed by the Parties. At the Closing, parties will exchange documents to effect the Closing including documents to confirm the matters set out in Article 5 of the Plan of Arrangement and to complete the Arrangement and related matters as contemplated hereby.

6.5Term and Termination

This Agreement:

(a)	shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms;
(b)	may be terminated at any time prior to the Effective Time (notwithstanding Calico Shareholder Approval, Paramount Shareholder Approval, or Court approval of the Arrangement, as applicable):
(i)	by mutual written agreement of Paramount and Calico;
(ii)	by either Paramount or Calico, if:
(A)

the Effective Time shall not have occurred on or before July 31, 2016, except that the right to terminate this Agreement under this Subsection 6.5(b)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by July 31, 2016;

(B)

after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Paramount or Calico from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable;

(C)	Calico Shareholder Approval shall not have been obtained at the Calico Meeting in accordance with the Interim Order; or
(D)	Paramount Shareholder Approval shall not have been obtained at the Paramount Meeting;

(iii)	by Calico, if:
(A)

prior to the Effective Time, the Paramount Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Calico or fails to publicly reaffirm its unanimous recommendation of the Arrangement within three (3) calendar days (and in any case prior to the Paramount Meeting) after having been requested in writing by Calico to do so, in a manner adverse to Calico (a “Paramount Change in Recommendation”);

(B)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Paramount set forth in this Agreement shall have occurred that would cause the conditions set forth in Subsection 5.3(c) or Subsection 5.3(e) not to be satisfied, and such conditions are incapable of being satisfied by July 31, 2016, as reasonably determined by Calico and provided that Calico is not then in breach of this Agreement so as to cause any condition in Subsection 5.3(c) or Subsection 5.3(e) not to be satisfied; or

(C)

it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Subsection 7.1(d)), subject to compliance with Section 7.1 in all material respects and provided that no termination under this Subsection 6.5(b)(iii)(C) shall be effective unless and until Calico shall have paid to Paramount the amount required to be paid pursuant to Section 6.11;

(iv)	by Paramount, if
(A)

prior to the Effective Time: (I) subject to Subsection 7.1(a)(iv), the Calico Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Paramount or fails to publicly reaffirm its unanimous recommendation of the Arrangement within three (3) calendar days (and in any case prior to the Calico Meeting) after having been requested in writing by Paramount to do so, in a manner adverse to Paramount (a “Calico Change in Recommendation”); (II) the Calico Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (III) Calico shall have breached Section 7.1 in any material respect;

(B)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Calico set forth in this Agreement shall have occurred that would cause the conditions set forth in Subsection 5.2(b) or Subsection 5.2(d) not to be satisfied, and such conditions are incapable of being satisfied by July 31, 2016, as reasonably determined by Paramount and provided that Paramount is not then in breach of this Agreement so as to cause any condition in Subsection 5.2(b) or Subsection 5.2(d) not to be satisfied; or

(C)

Paramount has been notified in writing by Calico of a Calico Proposed Agreement in accordance with Subsection 7.1(e), and either: (I) Paramount does not deliver an amended Arrangement proposal within five (5) Business Days of delivery of the Calico Proposed Agreement to Paramount; or (II) Paramount delivers an amended Arrangement proposal pursuant to Subsection 7.1(f) but the Calico Board determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Calico Proposed Agreement continues to be a Superior Proposal in comparison to the amended Arrangement terms offered by Paramount.

(c)

The Party desiring to terminate this Agreement pursuant to this Section 6.5 (other than pursuant to Subsection 6.5(b)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(d)

If this Agreement is terminated pursuant to this Section 6.5, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Subsection 6.5(d), Section 6.9, Section 6.11 and all related definitions set forth in Section 1.1 shall survive any termination of this Agreement.

6.6Expenses

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

6.7Termination Fees

For the purposes of this Agreement:

(a)	“Fee” means a (i) Calico Termination Fee, or (ii) Paramount Termination Fee;
(b)	“Calico Termination Fee” means US$300,000;
(c)	“Paramount Termination Fee” means US$300,000; and
(d)	each Fee shall include all applicable Taxes.

6.8Paramount Termination Fee Event

For the purposes of this Agreement, “Paramount Termination Fee Event” means the termination of this Agreement by Calico pursuant to (i) Subsection 6.5(b)(iii)(A) (but not including a termination by Calico pursuant to Subsection 6.5(b)(iii)(A) in circumstances where the Paramount Change in Recommendation resulted from the occurrence of a Calico Material Adverse Effect) prior to the Paramount Meeting.

6.9Payment by Paramount of Paramount Termination Fee

If a Paramount Termination Fee Event occurs, Paramount shall pay the Paramount Termination Fee to Calico by wire transfer of immediately available funds within two (2) business days following such termination.

6.10Calico Termination Fee Event

For the purposes of this Agreement, “Calico Termination Fee Event” means the termination of this Agreement:

(a)

by Paramount pursuant to Subsection 6.5(b)(iv)(A) (but not including a termination by Paramount pursuant to Subsection 6.5(b)(iv)(A) in circumstances where the Calico Change in Recommendation resulted from the occurrence of a Paramount Material Adverse Effect), prior to the Calico Meeting;

(b)	by Calico pursuant to Subsection 6.5(b)(iii)(C); or
(c)

by either Party pursuant to Subsection 6.5(b)(ii)(A) or Subsection 6.5(b)(ii)(C), but only if (i) a bona fide Acquisition Proposal for Calico shall have been made or publicly announced by any Person other than by Paramount, and (ii) within twelve (12) months following the date of such termination, Calico or one or more of its Subsidiaries (A) enters into a definitive agreement in respect of one or more Acquisition Proposals or (B) there shall have been consummated one or more Acquisition Proposals for Calico.

6.11Payment by Calico of Calico Termination Fee

If a Calico Termination Fee Event occurs, Calico shall pay the Calico Termination Fee to Paramount by wire transfer of immediately available funds, as follows

(a)	if the Calico Termination Fee is payable pursuant to Subsection 6.10(a), the Calico Termination Fee shall be payable within two (2) Business Days following such termination;
(b)	if the Calico Termination Fee is payable pursuant to Subsection 6.10(b), the Calico Termination Fee shall be payable prior to or concurrently with such termination; or
(c)

if the Calico Termination Fee is payable pursuant to Subsection 6.10(c), the Calico Termination Fee shall be payable concurrently upon the earlier of the entering into of the applicable agreement referred to therein or upon the consummation of the Acquisition Proposal referred to therein.

6.12Liquidated Damages

Each of the Parties acknowledges that the agreements contained in this Article 6 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Article 6 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of the Parties irrevocably waive any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Paramount or Calico is entitled to a Fee and such Fee is paid in full, Paramount or Calico, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided, however that payment by a Party of a Fee shall not be in lieu of any damages or any other payment or remedy available in the event of any wilful or intentional breach by such Party of any of its obligations under this Agreement.

6.13Notice of Breach

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)

cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided that this Subsection 6.13(a) shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time,

provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 6.5 and no payments are payable as a result of such termination pursuant to Section 6.9 and Section 6.11 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of five (5) Business Days from such notice.

7.NON-SOLICITATION; Right to match

7.1Non-Solicitation

(a)

On and after the date of this Agreement, except as otherwise provided in this Agreement, Calico and the Calico Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)

make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Calico, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)

engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for such Calico; provided, however, that Calico may communicate with any Person making an Acquisition Proposal for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is likely to lead to a Superior Proposal or advising such Person that the Acquisition Proposal could not reasonably be expected to result in a Superior Proposal;

(iii)

withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Paramount, the approval or recommendation of the Calico Board or any committee thereof of this Agreement or the Arrangement;

(iv)

approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal involving Calico (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal in respect of which a confidentiality agreement has been executed in accordance with Section 7.1(d) shall not be considered a violation of this Subsection 7.1(a)(iv)); or

(v)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal involving Calico, provided, however, that nothing contained in this Subsection 7.1(a) or any other provision of this Agreement shall prevent the Calico Board from, and the Calico Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Calico Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 7.1(d) to any Person where the requirements of that Section are met.

(b)

Calico shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Paramount) with respect to any potential Acquisition Proposal and, in connection therewith, Calico will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall, to the extent it is entitled to do so, as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Calico agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Calico undertakes to enforce, or cause the Calico Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of the Calico Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)

From and after the date of this Agreement, Calico shall provide notice to Paramount of any unsolicited bona fide Acquisition Proposal or any proposal, inquiry or offer that could reasonably lead to an Acquisition Proposal or any amendment to the foregoing or any request for non-public information relating to Calico or any of the Calico Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Calico or any Calico Subsidiary by an Person that informs Calico, any member of the Calico Board or such Calico Subsidiary that it is considering making, or has made an Acquisition Proposal. Such notice to Paramount shall be made, from time to time, at first orally and then promptly (and in any event within twenty-four (24) hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Calico, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Calico shall keep Paramount promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Paramount with respect thereto.

(d)

If the Calico Board receives a request for material non-public information from a Person who proposes to Calico an unsolicited bona fide written Acquisition Proposal, Calico may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided that Calico shall promptly provide Paramount with copies of all correspondence and information provided to or received from such Person. If: (i) the Calico Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (ii) in the opinion of the Calico Board, acting in good faith and on advice from their outside legal advisors, the failure to provide such third party with access to material non-public information regarding Calico and the Calico Subsidiaries would be inconsistent with the fiduciary duties of the Calico Board, then, and only in such case, Calico may provide such Person with access to material non-public information regarding Calico and the Calico Subsidiaries, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favorable to Calico than the Confidentiality Agreement; provided that Calico sends a copy of any such confidentiality and standstill agreement to Paramount promptly upon its execution and Paramount is provided with a list of, and, at the request of Paramount, copies of, the information provided to such Person, and immediately provided with access to similar information to which such Person was provided.

(e)

Calico agrees that it will not accept, approve or enter into any agreement (a “Calico Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 7.1(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Calico Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	Calico has complied with Subsections 7.1(a) through 7.1(d);
(iii)

Calico has provided Paramount with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Calico Proposed Agreement relating to such Superior Proposal, and a written notice from the Calico Board regarding the value in financial terms that the Calico Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Paramount not less than five (5) Business Days prior to the proposed acceptance, approval, recommendation or execution of the Calico Proposed Agreement by Calico;

(iv)

five (5) Business Days shall have elapsed from the date on which Paramount received the notice and documentation referred to in Subsection 7.1(e)(iii) from Calico (the “Match Period”) and, if Paramount has proposed to amend the terms of the Arrangement in accordance with Subsection 7.1(f), the Calico Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Paramount;

(v)	Calico concurrently terminates this Agreement pursuant to Subsection 6.5(b)(iii)(C); and
(vi)	Calico has previously, or concurrently will have, paid to Paramount the Paramount Termination Fee;

and Calico further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Paramount the approval or recommendation of the Arrangement, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Subsections 7.1(e)(i) through 7.1(e)(vi) have been satisfied.

(f)

Calico acknowledges and agrees that, during the Match Period or such longer period as Calico may approve for such purpose, Paramount shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement and Calico shall co-operate with Paramount with respect thereto, including negotiating in good faith with Paramount to enable Paramount to make such adjustments to the terms and conditions of this Agreement and the Arrangement as Calico deems appropriate and as would enable Calico to proceed with the Arrangement and any related transactions on such adjusted terms. The Calico Board will review any proposal by Paramount to amend the terms of the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 7.1, whether Paramount’s proposal to amend the Arrangement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Arrangement.

(g)

If, prior to the expiry of the Matching Period, Paramount requests in writing that the Calico Meeting proceed in compliance with this Agreement (any such request, a “Force the Vote Notice”) then, notwithstanding any other provision of this Agreement, Calico will not be permitted to terminate this Agreement pursuant to Section 6.5(b)(iii)(C), but instead shall be permitted to enter into an agreement in respect of such Acquisition Proposal on the basis that it constitutes a Superior Proposal provided that such agreement (i) automatically terminates and is of no further force and effect, without any action on the part of the parties thereto, if the Calico Shareholder Approval is obtained at the Calico Meeting, (ii) does not prevent the Calico Meeting from proceeding in accordance with this Agreement, and (iii) does not impose any termination, expense reimbursement or other fees or payments or other similar obligations on Calico or any of the Calico Subsidiaries, or result in the grant of any options or rights to acquire assets or securities of Calico or the Calico Subsidiaries, in each case that would be effective prior to any termination of this Agreement or survive the Effective Time. The Parties further agrees that, following delivery of a Force the Vote Notice, the Calico Meeting shall be held in accordance with this Agreement regardless of whether any Calico Change in Recommendation has occurred.
(h)

The Calico Board shall promptly reaffirm its recommendation of the Arrangement by press release after: (i) any Acquisition Proposal which the Calico Board determines not to be a Superior Proposal is publicly announced or made; or (ii) the Calico Board determines that a proposed amendment to the terms of the Arrangement would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Paramount has so amended the terms of the Arrangement. Paramount and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Calico, acting reasonably.

(i)

Nothing in this Agreement shall prevent the Calico Board from responding through a directors’ circular or otherwise as required by applicable Securities Legislation to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Paramount having suffered a Paramount Material Adverse Effect. Further, nothing in this Agreement shall prevent the Calico Board from making any disclosure to the securityholders of Calico if the Calico Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Calico Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Calico Board shall be permitted to make such disclosure, the Calico Board shall not be permitted to make a Calico Change in Recommendation, other than as permitted by Subsection 7.1(e) or the first sentence of this paragraph. Paramount and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Calico, acting reasonably.

(j)	Calico acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.1.
(k)

Calico shall ensure that the officers, directors and employees of Calico and the Calico Subsidiaries and any investment bankers or other advisors or representatives retained by Calico and/or the Calico Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section 7.1 and Calico shall be responsible for any breach of this Section 7.1 by such officers, directors, employees, investment bankers, advisors or representatives.

(l)

If Calico provides Paramount with the notice of an Acquisition Proposal contemplated in this Section 7.1 on a date that is less than seven (7) calendar days prior to the Calico Meeting, if requested by Paramount, Calico shall adjourn the Calico Meeting to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice, provided, however, that the Calico Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to July 31, 2016.

7.2Access to Information; Confidentiality

(a)

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Laws and the terms of any existing Contracts, Calico shall, and shall cause its officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Paramount and to the officers, employees, agents and representatives of Paramount such access as Paramount may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Paramount with all data and information as Paramount may reasonably request.

(b)

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Laws and the terms of any existing Contracts, Paramount shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Calico and to the officers, employees, agents and representatives of Calico such access as Calico may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Calico with all data and information as Calico may reasonably request.

7.3Insurance and Indemnification

(a)

Paramount will, or will cause Calico to, maintain in effect without any reduction in scope or coverage for six years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by Calico which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that Paramount acknowledges and agrees that prior to the Effective Date, Calico may, in the alternative, purchase prepaid non-cancellable run off directors’ and officers’ liability insurance for a period of six (6) years from the Effective Date with the prior written consent of Paramount.

(b)

Paramount agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Calico and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect.

(c)

The provisions of this Section 7.3 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Calico hereby confirms that it is acting as agent and trustee on their behalf.

8.GENERAL

8.1Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2Survival of Representations and Warranties

The representations and warranties contained in Article 3 shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.  Any investigation by Paramount and its advisors shall not mitigate, diminish or affect the representations and warranties of Calico contained in this Agreement. Any investigation by Calico  and its advisors shall not mitigate, diminish or affect the representations and warranties of Paramount contained in this Agreement.

8.3Public Disclosure

(a)

No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any Party without the prior written agreement of the other Party as to timing, content and method, provided that the obligations herein will not prevent any party from making, after consultation with the other parties, such disclosure as its counsel advises is required by applicable Laws or the rules and policies of the reporting jurisdictions of the Party.

(b)

Unless and until the transactions contemplated in this Agreement have been completed, except with the prior written consent of the other Party, each Party and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other parties in strictest confidence, except such information and documents which (i) are or subsequently may become generally available to the public; (ii) are required to be disclosed by applicable law; (iii) are available on a non-confidential basis prior to their disclosure to the other Party; (iv) become available to one Party on a non-confidential basis from a source other than the other Party provided that such other source is not bound by a confidentiality agreement with the other Party; (v) are independently developed; or (vi) were available to each Party as a result of the relationship of the Parties prior to the date hereof without any breach of the Confidentiality Agreement.

(c)	All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not completed.

8.4Time of the Essence

Time is of the essence under this Agreement.

8.5Further Assurances

Each Party hereto will, from time to time, at the request of the other Parties, do such further acts and execute and deliver all such further documents, agreements and instruments as will be reasonably required in order to fully perform and carry out the terms, conditions and intent of this Agreement.

8.6Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to (for greater certainty, including the Paramount Disclosure Letter and Calico Disclosure Letter), constitute the entire agreement and understanding between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof.  There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein. The Parties intend that this Agreement will be binding upon them until terminated.

8.7Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and shall be delivered by hand to the Party to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a Party by like notice:

(a)	if to Paramount, to:

Paramount Gold Nevada Corp.
665 Anderson Street,
Winnemucca, Nevada 89445
Attention:   Carlo Buffone, Chief Financial Officer
Email:  carlo@paramountnevada.com

with a copy to:

LeClairRyan
One Riverfront Plaza

1037 Raymond Boulevard, 16th Floor
Newark, New Jersey  07102
United States of America

Attention:  James T. Seery, Esq.
Facsimile:   (973) 491-3555
Email:  James.seery@leclairryan.com

and with a copy to:

Gowling WLG (Canada) LLP
550 Burrard Street, Suite 2300
Vancouver, British Columbia
Canada V6C 2B5

Attention:   Brett Kagetsu
Facsimile: (604) 683-3558
Email:  brett.kagetsu@gowlingwlg.com

(b)	if to Calico, to:

Calico Resources Corp.
2300-1066 West Hastings Street
Vancouver, British Columbia, V6E 3X3
Canada

Attention:   Paul Parisotto, President and Chief Executive Officer
Facsimile: (604) 684-0279
Email:  pparisotto@coniston.ca

with a copy (which shall not constitute notice) to:

Bennett Jones LLP
3400 One First Canadian Place, P.O. Box 130
Toronto, Ontario, M5X 1A4
Canada

Attention:  Sander A.J.R. Grieve
Facsimile: (416) 863-1716
Email:  grieves@bennettjones.com

and any such notice delivered on a Business Day in accordance with the foregoing will be deemed to have been received on the date of delivery or facsimile transmission.

8.8Governing Law

This Agreement and the rights and obligations of the Parties hereunder will be governed by and construed according to the Laws of the Province of British Columbia, except that matters regarding the Paramount Shares shall be governed by the laws of the United States of America and the State of Nevada. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and Arrangement.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.9Enurement and Assignment

This Agreement shall enure to the benefit of the Parties and their respective successors and permitted assigns and shall be binding upon the Parties and their respective successors. This Agreement may not be assigned by any Parties without the prior written consent of the other Party.

8.10Execution in Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All of these counterparts will for all purposes constitute one agreement, binding on the Parties, notwithstanding that all Parties are not signatories to the same counterpart. A facsimile transcribed copy, pdf or photocopy of this Agreement executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the year and day set forth above.

PARAMOUNT GOLD NEVADA CORP.

By:	/s/ Glen Van Treek
	Name:	Glen Van Treek
	Title:	Chief Executive Officer

CALICO RESOURCES CORP.

By:	/s/ Paul Parisotto
	Name:	Paul Parisotto
	Title:	President and Chief Executive Officer

(Signature Page – Arrangement Agreement)

Schedule A
PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement:

(a)

“Arrangement” means the arrangement pursuant to Division 5 of Part 9 of the Business Corporations Act, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement made in accordance with the Arrangement Agreement, this Plan of Arrangement or at the direction of the Court in the Final Order;

(b)

“Arrangement Agreement” means the arrangement agreement dated as of March [14], 2016 between Paramount and Calico, including the schedules attached thereto, as the same may be supplemented or amended from time to time;

(c)

“Arrangement Resolution” means the special resolution to be considered by the Calico Shareholders approving the Arrangement substantially in the form and content set out in Schedule B to the Arrangement Agreement;

(d)	“Business Corporations Act” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, as amended;
(e)	“Business Day” means any day which is not a Saturday, Sunday or a day on which banks are not open for business in Vancouver, British Columbia;
(f)	“Court” means the Supreme Court of British Columbia;
(g)	“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Calico Shares under the Arrangement;
(h)

“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the Business Corporations Act required to be taken by a registered holder of Calico Shares to exercise the right of dissent in respect of such Calico Shares in connection with the Arrangement, as modified by Article 6, the Interim Order and the Final Order;

(i)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article 4;
(j)

“Dissenting Shareholder” means a registered Calico Shareholder who validly exercises his, her or its Dissent Rights in strict compliance with the requirements of Article 4 and the Interim Order and who has not withdrawn or have been deemed to have withdrawn such exercise of such Dissent Rights;

(k)

“Effective Date” means the date that is five Business Days after the last of the conditions precedent to the completion of the Arrangement contained in Section [5] of the Arrangement Agreement has been satisfied or waived (other than those conditions which cannot, by their terms, be satisfied until the Effective Date, but subject to satisfaction or waiver of such conditions as of the Effective Date) or such earlier or later date as is agreed to in writing by Paramount and Calico;

A-1

(l)

“Effective Time” means the beginning of the day, which will be designated as 12:01 a.m. (Vancouver time), on the Effective Date, or such other time on the Effective Date as may be agreed to in writing by Paramount and Calico;

(m)

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date (with the consent of the parties, acting reasonably) or, if appealed then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

(n)

“Interim Order” means the interim court order of the Court providing for, among other things, the calling and holding of the Calico Meeting, as the same may be amended, supplemented or varied by the Court (with the consent of the parties, acting reasonably);

(o)

“Letter of Transmittal” means, as the context requires, either a form of letter of transmittal sent or caused to be sent by Calico to the Calico Shareholders providing for the delivery of certificates representing their Calico Shares to the Depositary, or an executed letter of transmittal substantially in such form;

(p)	“Paramount” means Paramount Gold Nevada Corp.;
(q)	“Paramount Shares” means the shares of common stock with par value of US$0.01 each in the capital of Paramount;
(r)	“parties” means Paramount and Calico, and “party” means either of them;
(s)

“Plan of Arrangement” means this plan of arrangement as amended and supplemented from time to time in accordance with Article 6 herewith (with the consent of Paramount and Calico, acting reasonably), the Arrangement Agreement or made at the direction of the Court;

(t)	“Calico” means Calico Resources Corp.;
(u)

“Calico Circular” means the management information circular of Calico, including all schedules, appendices and exhibits attached thereto, and the notice of meeting and proxy form to be sent by Calico to the Calico Shareholders soliciting their approval of the Arrangement Resolution, including any amendments or supplements thereto;

(v)

“Calico Meeting” means the special meeting of Calico Shareholders and any adjournment or postponement thereof to be held in accordance with the Interim Order to consider and, if deemed advisable, pass the Arrangement Resolution;

(w)	“Calico Options” means options to purchase Calico Shares;
(x)	“Calico Shareholder” means at any time a registered holder at that time of Calico Shares;
(y)	“Calico Shares” means the common shares in the authorized share structure of Calico;
(z)	“Calico Warrants” means warrants to purchase Calico Shares;
(aa)	“Registrar” means the Registrar of Companies appointed under Section 400 of the Business Corporations Act;
(bb)	“Share Exchange Ratio” has the meaning given to it in Section 3.1(b); and
(cc)	“Tax Act” means the Income Tax Act (Canada), as amended.

1.2	Headings and References

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement.  Unless otherwise specified, references to sections are to sections of this Plan of Arrangement.

1.3	Number, etc.

Unless the context otherwise requires, words importing the singular number only will include the plural and vice versa; words importing the use of any gender will include all genders; and words importing persons will include firms and corporations and vice versa.

1.4	Date of any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding Business Day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Article 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to and is subject to the provisions of the Arrangement Agreement, provided, however, that in the event of any inconsistency between this Plan of Arrangement and the Arrangement Agreement, the provisions of this Plan of Arrangement will prevail.  At the Effective Time, without any further act or formality, the Arrangement will be binding upon Paramount, Calico and the Calico Shareholders.

Article 3
THE ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time, the following will occur and will be deemed to occur in the following sequence without any further authorization, act or formality by Paramount, Calico, Calico Shareholders or any other person:

(a)

each issued and outstanding Calico Share held by a Dissenting Shareholder will be, and will be deemed to be, transferred by the holder thereof to Paramount and acquired by Paramount free and clear from any claims, liens or encumbrances, and each Dissenting Shareholder will cease to have any rights as a Calico Shareholder other than the right to be paid the fair value for their Calico Shares as set out in Article 4, and in respect of each such Calico Share:

(i)	such Dissenting Shareholder will cease to be the holder of such Calico Share at the Effective Time and such Dissenting Shareholder’s name will be removed from the central securities register of Calico in respect of such Calico Share as of the Effective Time; and
(ii)

Paramount will be deemed to be the transferee of such Calico Share (free from any claim, lien or encumbrance) as of the Effective Time and Paramount’s name will be entered in the central securities register of Calico as the holder thereof;

(b)

each issued and outstanding Calico Share, other than any Calico Shares held by a Dissenting Shareholder and other than the Calico Shares already held by Paramount, will be, and will be deemed to be, transferred by the holder thereof to Paramount and acquired by Paramount free and clear from any claims, liens or encumbrances in exchange for 0.07 of a Paramount Share (the ratio of 0.07 of a Paramount Share for each issued and outstanding Calico Share being referred to as the “Share Exchange Ratio”), and in respect of each such Calico Share:

(i)

the holder of such Calico Share will cease to be the holder thereof at the Effective Time concurrently with the exchange referred to in this Section 3.1(b) and such holder’s name will be removed from the central securities register of Calico in respect of such Calico Share as of the Effective Time;

(ii)

Paramount will be deemed to be the transferee of such Calico Share (free from any claim, lien or encumbrance) as of the Effective Time and Paramount’s name will be entered in the central securities register of Calico as the holder thereof; and

(iii)	Paramount will issue to the holder of such Calico Share 0.07 of a Paramount Share as the sole consideration therefor and the [shareholder register] of Paramount will be revised accordingly; and
(c)

all Calico Options and Calico Warrants will be terminated and cancelled as of the Effective Time with no consideration payable therefor, and each holder of Calico Options or Calico Warrants will cease to have any rights as a holder of Calico Options or Calico Warrants.

3.2	No Fractional Shares

If the aggregate number of Paramount Shares to which a Calico Shareholder would otherwise be entitled under the Arrangement would include a fractional Paramount Share, then the number of Paramount Shares that such Calico Shareholder is entitled to receive will be rounded down to the next whole number and such Calico Shareholder will not receive cash or any other compensation in lieu of such fractional Paramount Share.

Article 4
RIGHTS OF DISSENT

4.1	Grant of Rights of Dissent

Each Calico Shareholder may exercise rights of dissent (the “Dissent Right”) with respect to the Calico Shares held by it pursuant to and in the manner set forth in the Interim Order and Section 238 of the Business Corporations Act, provided that written notice of dissent contemplated by section 242 of the Business Corporations Act must be received by Calico no later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Calico Meeting or any date to which the Calico Meeting may be postponed or adjourned.  Dissenting Shareholders who:

(a)

are ultimately entitled to be paid the fair value for their Calico Shares in respect of which they duly exercised Dissent Rights, which will be the fair value immediately before the passing of the Arrangement Resolution, will be deemed to have transferred at the Effective Time such Calico

Shares, free of any claims, liens, or encumbrances, to Paramount in accordance with Section 3.1(a) and will be paid by Paramount an amount in cash equal to such fair value; or
(b)

are ultimately not entitled, for any reason, to be paid by Paramount the fair value for their Calico Shares in respect of which they duly exercised Dissent Rights will be deemed to have participated in the Arrangement in respect of those Calico Shares on the same basis as a non-dissenting Calico Shareholder, as the case may be, and will be entitled to receive only the Paramount Shares that such non-dissenting Calico Shareholder is entitled to receive on the basis set forth in Section 3.1(b) and, for greater certainty, will be considered to have exchanged such Calico Shares for Paramount Shares pursuant to, and at the same time as Calico Shares were exchanged pursuant to Section 3.1(b).

4.2	General Dissent Provisions
(a)

In no event will Paramount, Calico or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Calico Shares at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders will be deleted from the central securities register of Calico as at the Effective Time.

(b)

For greater certainty, in addition to any other restrictions in the Interim Order, no person will be entitled to exercise Dissent Rights with respect to Calico Shares in respect of which a person has voted in favour of the Arrangement.

Article 5
DELIVERY OF PARAMOUNT CERTIFICATES

5.1	Right to Paramount Shares
(a)

At or prior to the Effective Time, Paramount will deposit with the Depositary, for the benefit of the Calico Shareholders, a certificate or certificates representing the aggregate number of Paramount Shares which the Calico Shareholders are entitled to receive hereunder.

(b)	Calico will cause the Letter of Transmittal to be sent to each Calico Shareholder prior to the Calico Meeting.
(c)

Any deposit of a Letter of Transmittal and accompanying certificates, or other documentation as provided in the Letter of Transmittal, may be made at any of the offices of the Depositary specified in the Letter of Transmittal.

(d)

Paramount will, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of a Letter of Transmittal duly completed and executed by a person who was a Calico Shareholder immediately prior to the Effective Time together with the certificates representing the Calico Shares or other documentation as provided in the Letter of Transmittal, cause the Depositary to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to the former Calico Shareholder at the address specified in the Letter of Transmittal; or
(ii)	if requested by the former Calico Shareholder in the Letter of Transmittal, to make available at the Depositary for pick‑up by the former Calico Shareholder; or
(iii)

if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), to forward or cause to be forwarded by first class mail (postage prepaid) to the former Calico Shareholder at the address of such holder as shown on the central securities register maintained by or on behalf of Calico, certificates representing the number of Paramount Shares issuable to such former Calico Shareholder as determined in accordance with the provisions hereof. Such certificates will be deemed to have been delivered to such former Calico Shareholder at the time such certificates are forwarded or made available for pick-up in accordance with this Section 5.1(d).

(e)

Each former Calico Shareholder entitled in accordance with Section 3.1 to receive Paramount Shares will be deemed to be the registered holder for all purposes as of the Effective Date of the number of Paramount Shares to which such former Calico Shareholder is entitled.  All dividends paid or other distributions made on or after the Effective Date on or in respect of any Paramount Shares which a former Calico Shareholder is entitled to receive pursuant to this Plan of Arrangement, but for which a certificate has not yet been delivered to such former Calico Shareholder in accordance with Section 5.1(d), will be paid or made to such former Calico Shareholder when such certificate is delivered to such former Calico Shareholder in accordance with Section 5.1(d).

(f)

After the Effective Date, any certificate formerly representing Calico Shares will represent only the right to receive Paramount Shares pursuant to Section 3.1 or to be paid the fair value for the Calico Shares pursuant to Section 4.1 and any dividends or other distributions to which the former Calico Shareholder is entitled under Section 5.1(e) and any such certificate formerly representing Calico Shares not duly surrendered on or prior to the sixth anniversary of the Effective Date will cease to represent a claim or interest of any kind or nature (including a right to receive Paramount Shares pursuant to Section 3.1, a right to be paid the fair value for the Calico Shares pursuant to Section 4.1, or a claim for dividends or other distributions under Section 5.1(e)) against Paramount or Calico by a former Calico Shareholder.  On such date, all Paramount Shares to which the holder of such certificates or any former Calico Shareholder was entitled will be deemed to have been surrendered to Paramount for cancellation without compensation therefor.

5.2	Withholding Rights

Calico, Paramount and the Depositary will be entitled to deduct and withhold from any consideration deliverable or otherwise payable to any Calico Shareholder such amounts as Calico, Paramount or the Depositary is required or permitted to deduct or withhold with respect to such consideration under the Tax Act or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes hereof as having been paid to the Calico Shareholder in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority.  The Depositary is authorized, as agent for the Calico Shareholders, to sell such portion of the Paramount Shares otherwise deliverable to applicable Calico Shareholders as is necessary to provide sufficient funds to Paramount, Calico or the Depositary, as the case may be, to enable them to comply with such deduction or withholding requirement (after deducting commission, other reasonable expenses incurred in connection with the sale, and any applicable taxes), and Paramount, Calico or the Depositary will notify the applicable Calico Shareholder and remit any unapplied consideration including any unapplied balance of the net proceeds of such sale.

5.3	Lost Certificates

If any certificate which prior to the Effective Date represented outstanding Calico Shares which were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Paramount Shares deliverable in respect thereof, if any, as determined in accordance with Section 3.1.  When seeking such certificate in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Paramount Shares are to be issued will, as a condition precedent to the issuance thereof, give a bond satisfactory to Paramount and its transfer agent, in such sum as Paramount may direct or otherwise indemnify Paramount and its transfer agent in a manner satisfactory to Paramount and its transfer agent against any claim that may be made against Paramount or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

Article 6
AMENDMENT

6.1	Amendments to Plan of Arrangement
(a)

Calico and Paramount reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time on or before the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Calico Meeting, approved by the Court and communicated to Calico Shareholders in the manner required by the Court (if so required).

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Calico and Paramount, jointly, at any time prior to or at the Calico Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Calico Meeting (subject to the requirements of the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Calico Meeting will be effective only if (i) it is consented to by each of Calico and Paramount (acting reasonably) and (ii) if required by the Court, is consented to by the Calico Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Paramount, provided that it concerns a matter which, in the reasonable opinion of Paramount, is of an administrative nature for the purpose of better giving effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Calico Shareholder.

6.2	Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Schedule B
ARRANGEMENT RESOLUTION

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.The arrangement (the “Arrangement”) under the provisions of Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Calico Resources Corp. (“Calico”), pursuant to the arrangement agreement (the “Arrangement Agreement”) between Calico and Paramount Gold Nevada Corp. (“Paramount”) dated March 14, 2016, all as more particularly described and to be set forth in the management information circular of Calico (the “Circular”) accompanied by the notice of the meeting (as the Arrangement may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.The plan of arrangement, as it has been or may be modified or amended in accordance with the Arrangement Agreement and its terms, involving Calico (the “Plan of Arrangement”), the full text of which is set out as Schedule A to the Arrangement Agreement, is hereby authorized, approved and adopted.

3.The Arrangement Agreement, the actions of the directors of Calico in approving the Arrangement, and the actions of the officers of Calico in executing and delivering the Arrangement Agreement, and any modifications or amendments thereto are hereby ratified and approved.

4.Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Calico Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of Calico are hereby authorized and empowered, at their discretion, without further notice to or approval of the Calico Shareholders: (i) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.Any officer or director of Calico is hereby authorized and directed for and on behalf of Calico to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of Calico or otherwise, and to deliver or cause to be delivered, such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6.Any officer or director of Calico is hereby authorized and directed for and on behalf of Calico to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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Schedule C
SHARE ISSUANCE RESOLUTION

WHEREAS Paramount Gold Nevada Corp. (“Paramount”) has entered into an arrangement agreement dated March 14, 2016 (the “Arrangement Agreement”) with Calico Resources Corp. (“Calico”) to complete a transaction (the “Arrangement”) pursuant to a plan of arrangement (the “Plan of Arrangement”) whereby Paramount would acquire all of the issued and outstanding common shares of Calico (the “Calico Shares”) in exchange for common shares of Paramount (“Paramount Shares”) on the basis of 0.07 of an Paramount Share (the “Arrangement Consideration”) for each Calico Share, and whereby all of the outstanding options and warrants to acquire Calico Shares not exercised by the holder thereof prior to the effective time of the Plan of Arrangement would be cancelled on the terms and conditions set out in the Plan of Arrangement, all as will be more fully described in the management information circular of Paramount (the “Circular”);

AND WHEREAS Paramount, in accordance with the rules of the NYSE MKT, wishes to obtain the requisite shareholder approval of the issuance of the Paramount Shares comprising the Arrangement Consideration to be issued in connection with the Arrangement;

NOW THEREFORE BE IT RESOLVED BY ORDINARY RESOLUTION THAT:

C.1.	the issuance of the Paramount Shares comprising the Arrangement Consideration pursuant to the terms of the Arrangement Agreement as described in the Circular is hereby approved;
C.2.	the board of directors of the Paramount be, and it is authorized, to abandon all or any part of these resolutions at any time prior to giving effect thereto.

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Schedule D
Paramount Properties

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